               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

       eUniverse, Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                 eUNIVERSE, INC.
                       6300 Wilshire Boulevard, Suite 1700
                          Los Angeles, California 90048

                           ---------------------------

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------

                           Thursday, October 18, 2001
                                  At 10:00 a.m.

To the Stockholders:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of eUNIVERSE, INC. will be held on October 18, 2001, at 10:00 a.m., at eUniverse's headquarters located at 6300 Wilshire Boulevard, Suite #1700, Los Angeles, California 90048, for the following purposes:


          1. To approve the Stock Purchase Agreement by and between eUniverse, Inc. and 550 Digital Media Ventures Inc. and the Share Purchase Agreement by and among eUniverse, Inc., Indimi, L.L.C., Indimi Inc., 550 Digital Media Ventures Inc. and Sony Music Entertainment Inc.

          2.   To elect five directors to serve for a term of one year.

          3. To ratify the appointment of Merdinger, Fruchter, Corso & Rosen, P.C., as independent auditors for eUniverse for the fiscal year 2001.

          4. To consider and act upon such other matters as may properly come before the meeting or any continuation or adjournment thereof.

         These items are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on August 16, 2001 are entitled to receive notice of, attend and vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned or other arrangements are made to have the shares represented at the meeting.

                                   Sincerely,

                                   /s/ Christopher S. Lipp

                                   Christopher S. Lipp
                                   Secretary, Vice President and General Counsel

Los Angeles, California
September 26, 2001
                                 eUNIVERSE, INC.

                           ---------------------------

                                 PROXY STATEMENT
                                       FOR
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------

         This proxy statement is furnished to stockholders of eUniverse, Inc., a Nevada corporation (the "Company" or "eUniverse"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournment thereof. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card(s) and Notice of Annual Meeting are being provided to stockholders beginning on or about October 1, 2001. The Company is headquartered at 6300 Wilshire Boulevard, Suite #1700, Los Angeles, California 90048.


Solicitation of Proxies

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board"). The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail and also may be made by personal interview, telephone and telefax by Company personnel. Brokerage houses and nominees will be requested to forward the proxy soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such brokerage houses and nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. The Company has retained Corporate Stock Transfer, Inc. to assist in the solicitation of proxies for a fee of approximately $600 plus reimbursement of out-of-pocket expenses.


                                VOTING SECURITIES

Description of Capital Stock

         We have authorized capital stock consisting of 250,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.10 par value per share. As of August 16, 2001, the record date for determining shareholders entitled to vote at the Annual Meeting, our issued and outstanding capital stock consisted of 19,294,696 shares of common stock and 1,278,383 shares of Series A 6% Convertible Preferred Stock, $0.10 par value. The following is a summary description of eUniverse's capital stock. For a complete description of our capital stock, you should read our Articles of Incorporation, Amended and Restated Bylaws, and the Registration Rights Agreements that are included as exhibits to our Form 10 filed with the Securities and Exchange Commission ("SEC") on June 14, 1999, and Warrants and Registration Rights Agreements included as exhibits to our Form 10-K filed with the SEC on July 16, 2001.

Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Preferred Stock

         Holders of preferred stock are entitled to vote, on an as-converted basis, on all matters to be voted upon by the stockholders. The current conversion rate for the preferred stock is at a one-for-one basis plus 6% accretion from April 14, 1999. Accordingly, each holder of preferred stock as of August 16, 2001 will be entitled to 2.013 votes per share of preferred stock.
In the aggregate, holders of preferred stock will be entitled to cast 2,573,385 votes at the Annual Meeting, and all holders of common and preferred shares will be entitled to cast 21,868,081 votes at the Annual Meeting.

                     ITEM 1. APPROVAL OF THE SONY AGREEMENTS

Summary Term Sheet

         A more detailed description of the transactions summarized below is set forth under the caption "Description of the Transactions" below.

         Stock Purchase Agreement

          o Pursuant to a Stock Purchase Agreement, 550 Digital Media Ventures Inc. (the "Investor"), an affiliate of Sony Broadband Entertainment Inc., has agreed to invest $5 million in the Company in exchange for shares of a new series of preferred stock, Series B Senior Convertible Preferred Stock (the "Series B Preferred").

          o The purchase price of the Series B Preferred will be $2.60 per share.

          o The Series B Preferred will be convertible, at the option of the holder, into shares of the Company's common stock at any time on a one-for-one basis, subject to standard anti-dilution adjustments.

          o The Series B Preferred will receive non-cumulative annual dividends of $0.208 per share, when, as and if declared by the Board and any dividends paid on the common stock on an as-converted basis.

          o Upon any liquidation or change in control of the Company, the Series B Preferred will receive a liquidation preference equal to the aggregate original issue price plus accrued and unpaid dividends, and thereafter will participate with the common shares on an as-converted basis.

          o The Series B Preferred will vote with the common shares on an as-converted basis.

          o The Series B Preferred may designate one to three directors, depending on the size of the Board.

          o Certain material transactions by the Company will require approval by two-thirds of the Board, until the Investor owns 50% or less of its original Series B preferred shares.

          o The Company must comply with a use of proceeds plan with respect to the $5 million investment, as outlined in the Stock Purchase Agreement.

          o As a condition to the closing of the transactions contemplated under the Stock Purchase Agreement, the Company must obtain the consent of (i) at least 75% of holders of the Company's Series A 6% Convertible Preferred Stock (the "Series A Preferred") and
               (ii) stockholders holding at least 75% of the Series A Preferred, for subordination by the Series A Preferred to the Series B Preferred with respect to dividends and distributions. The Company has solicited this consent in a letter agreement with the Series A Preferred stockholders that also provides for the delay of the conversion rights with respect to certain of the Series A Preferred and the amendment of the conversion price of the Series A Preferred. The letter agreement provides that in the event that the required consents are obtained from the Series A Preferred holders, the Company will issue each Series A Preferred holder warrants with a cashless exercise price to purchase the number of shares of the Company's common stock equal to 10% of the number of shares of Series A Preferred held by the stockholder, at an exercise price of $1.75 per share, exercisable for a two-year period beginning twelve months after the filing of the amendment to the Series A Preferred Certificate of Designations called for by the letter agreement. As further consideration for the Series A Preferred holders' consent, the conversion price of the Series A Preferred shares will be subject to a weighted average adjustment to reduce dilution in the event that the Company issues additional equity securities at a purchase price below the applicable conversion price for the Series A Preferred shares.

         Infobeat Purchase Agreement

          o The Company has also agreed to purchase all of the membership interests in Indimi, L.L.C, which owns and operates InfoBeat, a permission-based e-mail publishing business that operates as a news and e-mail content delivery service from the Investor. The transactions contemplated by the agreements may facilitate a closer working relationship with Sony and an integration of the operations of InfoBeat to gain additional subscribers and economies of scale. The purchase includes a database of subscriber names and related contact and/or demographic information, rights to InfoBeat content, and use of the InfoBeat trade name and service mark. The Company will not acquire the InfoBeat delivery service or other technology or the any of the workforce of InfoBeat or Indimi. (See subsequent events section of the notes to the InfoBeat financial statements found on page F-10 regarding certain severance payments by 550 DMV made to InfoBeat employees.)

          o The purchase price will be $9,940,000 to be paid by the Company through the issuance of 3,058,461 shares of its common stock, representing a price of $3.25 per common share.

          o The Company will also issue a further 307,692 shares of common stock to the Investor in redemption of certain warrants held by the Investor.

         Other Matters

          o The Series B Preferred and common shares issued to the Investor will not be registered with the SEC and will be subject to an 18-month lock-up.

          o The Investor will have certain demand registration rights not exercisable until two and a half years after the closing.

          o The Investor has agreed to extend the maturity date of the outstanding principal amount of $2,289,764 on its promissory note of the Company ("principal amount"), until March 31, 2003 and allow the Company to convert such note to Series B Preferred shares or common stock, as applicable.

          o The Company has agreed to discharge or restructure certain of its outstanding third party liabilities in a manner provided in the Stock Purchase Agreement and to make available to the Investor and its affiliates between 1 and 5 percent of various types of the Company's advertising inventory, such as "banner" or "pop-up" advertising, for up to three years from the closing.

          o In anticipation of the acquisition of Infobeat by the Company, the Company agreed to provide editorial services for the Infobeat newsletters beginning on July 30, 2001. As a result, the editorial services previously provided by Infobeat employees were no longer required, and accordingly, such staff's employment was terminated. Infobeat took a charge to earnings for severance and related costs of $186,000.

Description of the Transactions

         The Stock Purchase Agreement

         On July 13, 2001, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by which the Investor agreed to invest $5 million in the Company in exchange for issuance by the Company of shares of Series B Preferred, at a purchase price of $2.60 per share. As a condition to closing under the Stock Purchase Agreement, the Company must comply with a "Use of Proceeds Plan," against which the $5 million to be invested shall be applied. As further conditions to closing, the Company shall discharge certain of its outstanding obligations and liabilities to third parties, or otherwise restructure such obligations and liabilities, in a manner to be approved by the Investor and obtain the consent of the Series A Preferred stockholders to the consummation of the transactions contemplated under the Stock Purchase Agreement.

         The principal executive offices of the Investor are located at 550 Madison Avenue, New York, NY 10022. Telephone: 212-833-5392.

         The holders of the Series B Preferred shall be entitled to participate pro rata in any dividends paid on the Company's common stock on an as-if-converted basis. In addition, the holders of the Series B Preferred shall be entitled to receive noncumulative dividends in preference to any dividend on the Company's common stock of $0.208 per annum, when, as and if declared by the Board. In the event of any liquidation or winding up of the Company, the holders of the Series B Preferred shall be entitled to liquidating distributions up to the aggregate original issue price of the Series B Preferred plus any accrued but unpaid dividends and then pro rata with common shareholders on an as-converted basis following payment of the liquidation preference of the Series A Preferred holders. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

         The Series B Preferred may be converted, at any time, into the Company's common stock at the then applicable conversion price at the election of the holders of at least a majority of the outstanding Series B Preferred. The initial conversion rate shall be 1:1, subject to a weighted average adjustment (based on all outstanding shares of the Company's preferred stock and common stock) to reduce dilution in the event that the Company issues additional equity securities (other than the shares reserved as employee shares pursuant to any employee stock option plan) at a purchase price less than the applicable conversion price. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalization and the like. The Company shall have the right to convert the Series B Preferred into shares of the Company's common stock within 60 days of the public filing of its Form 10-Q or 10-K report, as applicable, evidencing the Company's achievement of four consecutive post-closing quarters of operating profits equal to or greater than $750,000 for each applicable quarter.

         Each share of Series B Preferred shall have a number of votes equal to the number of shares of the Company's common stock then issuable upon conversion of such share of Series B Preferred. Additionally, the holders of Series B Preferred shall be entitled to designate at least one and not more than three members of the Board, depending on the size of the Board. Certain material transactions by the Company shall require a two-thirds consent of the Board, until such time as the Investor no longer owns at least 75% of its original Series B Preferred shares. The Company will also grant preemptive rights to the Investor to participate in any private sales of equity by the Company on the same terms as offered to other investors.

         The InfoBeat Purchase Agreement

         Simultaneously with the execution of the Stock Purchase Agreement, the Company entered into a Share Purchase Agreement (the "InfoBeat Purchase Agreement", and together with the Stock Purchase Agreement, the "Sony Agreements") with the Investor for the purchase of all the membership interests in Indimi, L.L.C., which owns and operates InfoBeat, a permission-based e-mail publishing business that operates as a news and content email delivery service.

         Under the InfoBeat Purchase Agreement, the Company will acquire InfoBeat for a total purchase price of $9.94 million, to be paid through issuance of the Company's common stock. The common stock to be issued as consideration under the Indimi Purchase Agreement shall be valued at $3.25 per share.

         Both the Company's common stock and Series B Preferred shares issued to the Investor shall be subject to restrictions on resale and may not be resold other than pursuant to an effective registration statement covering the shares or an exemption from the registration requirements of the Securities Act of 1933 (the "Act"). Additionally, the Investor has agreed not to sell its shares of the Company's common stock or Series B Preferred for a period of 18 months from the date of closing (the "Lock-up Period"), except through a piggyback registration or private sale. After the Lock-up Period, the Investor may sell its shares of the Company's common stock or Series B Preferred pursuant to Rule 144 under the Act. The Company will grant to the Investor certain piggyback and demand registration rights, but the demand rights may not be exercised prior to 2 1/2 years after the closing.

         In connection with the Stock Purchase Agreement, the Company agreed to redeem a warrant issued to the Investor that provided for the purchase of up to 1,101,260 shares of the Company's common stock in exchange for (i) $1 million of the Company's common stock at a price of $3.25 per share, determined in accordance with the formula set forth under the Share Purchase Agreement; and
(ii) the Company shall make available to the Investor and its affiliates between 1% and 5% of various categories of the Company's advertising inventory, such as "banner" and "pop-up" advertising for a period of up to 36 months following the closing.

         In connection with the transactions described above, the maturity of a promissory note of the Company with an outstanding principal balance of $2,289,674 in favor of the Investor shall be extended until March 31, 2003 (the "Extended Demand Date"), subject to acceleration in certain events. The Company shall have the option, exercisable within 30 days following the Extended Demand Date, to convert the outstanding principal and interest to Series B Preferred shares, at a price per share equal to the 20-day trailing average closing price of the Company's common stock immediately prior to such conversion; provided that if the Company previously converts the Investor's Series B Preferred shares into common stock, then the outstanding principal and interest shall then be converted into Company common stock, at the above-described price per-share otherwise applicable to the Series B Preferred.

         As a result of the contemplated Stock Purchase Agreement and the InfoBeat Purchase Agreement, the number of votes to which the issued and outstanding shares of capital stock of the Company shall be entitled will increase from 21,868,081 as of August 16, 2001 to 27,157,310, representing an increase of 24 percent, and corresponding dilution of the voting power of the Company's existing shareholders.

         No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Contemplated Transactions.

Accounting Treatment

         In accordance with United States generally accepted accounting principles, eUniverse intends to account for the acquisition of InfoBeat using the purchase method of accounting for business combinations. As a result, InfoBeat will be treated as a separate entity for periods prior to the completion of the acquisition and as a wholly owned subsidiary of eUniverse for subsequent periods. In addition, eUniverse will record the excess of the purchase price of InfoBeat over the fair value of InfoBeat's identifiable assets, including intangible assets and liabilities, as goodwill.

         Transition Services Agreement

         During the transition from the date of the agreement on July 13, 2001 to the closing of the transaction, the Company and the Investor entered into a transition services agreement to provide for the continuation of InfoBeat operations. The Investor will pay to the Company 110% of certain editorial, bandwidth and other third party costs, ("Monthly Service Fee"), incurred to operate InfoBeat net of applicable revenues with the net reimbursement not to exceed $150,000 during the period of the transition services agreement. The Company will share 50% of any net profits in a given month, which are defined as total applicable revenues less the Monthly Service Fee. The Company has agreed to operate InfoBeat within certain minimum performance standards and certain privacy and security policies. The agreement terminates upon the earlier of the closing of the Stock Purchase Agreement and the Infobeat Purchase Agreement described elsewhere in this proxy statement, or upon five days' prior written notice by Investor to the Company.

Background of the Stock Purchase Agreement and the Infobeat Purchase
Agreement

         Brad D. Greenspan, Chairman and Chief Executive Officer of eUniverse, Inc., routinely meets with other executives of other media and Internet companies to discuss potential business opportunities.

         During the fall and winter of 2000 through February 2001, representatives of eUniverse, Inc., including Mr. Greenspan, and representatives of the Investor, including Fred Ehrlich, President and CEO of the Investor, Robert Wiesenthal, Vice Chairman of the Investor, Mark Eisenberg, Senior Vice President and General Counsel of the Investor and Mark Wachen, CEO of Indimi Inc. (an affiliate of the Investor), discussed from time to time ways in which the companies could potentially form a strategic alliance, including a potential merger of one of the Investor's portfolio companies with eUniverse. During this time, eUniverse and the Investor had an ongoing business relationship including, but not limited to, a note payable to the Investor by eUniverse, Inc.

         In late February 2001, Mr. Greenspan and Mr. Joseph L. Varraveto, Executive Vice President and Chief Financial Officer of eUniverse, Inc., met with Mr. Wiesenthal in Los Angeles to discuss a potential strategic transaction between the Investor and eUniverse. A broad understanding was reached at that meeting to develop a general outline of a potential transaction between the two parties.

         On February 28, 2001, Mr. Tom Connolly, CFO of the Investor, met with Mr. Greenspan, Mr. Varraveto and Mr. Brett C. Brewer, Co-President of eUniverse, at eUniverse's offices to review and discuss general business matters of eUniverse and Indimi Inc.

         On March 6, 2001, Mr. Ehrlich, Mr. Eisenberg, Mr. Wachen, Mr. Connolly and Mr. Thomas Gewecke, Executive Vice President of the Investor, met with Messrs. Greenspan, Varraveto and Brewer to discuss a strategic transaction outline that included the potential purchase of certain Indimi properties by eUniverse, the purchase of eUniverse stock by the Investor and the restructuring of an existing note payable to the Investor by eUniverse. No definitive agreement was reached on any of the points in the outline. Both parties adjourned the meeting to deliberate on the potential transaction in further detail. Mr. Wiesenthal participated in portions of this meeting via conference call.

         During the period March 9, 2001 through mid April 2001, Mr. Greenspan met or spoke with Mr. Eisenberg on several occasions to discuss the general transaction points from the March 6, 2001 meeting. Mr. Greenspan later discussed the contents of these meetings with Messrs. Brewer and Varraveto and Mr. Christopher S. Lipp, Secretary, Vice President and General Counsel of eUniverse. Mr. Eisenberg communicated the contents of these discussions to Messrs. Ehrlich and Wiesenthal and others at the Investor. In mid April 2001, a broad verbal understanding was reached on a general template for a strategic transaction. It was agreed that due diligence by each party would be performed within the next few weeks and that a transaction timetable would be developed.

         During the week of April 23, 2001, Mr. Eisenberg, Melissa Cole, Director of Business Affairs for the Investor, and representatives from PricewaterhouseCoopers and Skadden, Arps, Slate, Meagher & Flom LLP performed due diligence on eUniverse on behalf of the Investor at eUniverse's offices.

         From April 30, 2001 through to May 11, 2001, Messrs. Brewer and Varraveto and other representatives from eUniverse performed due diligence on certain Indimi properties, primarily the InfoBeat business.

         During the week of May 14, 2001, Mr. Greenspan communicated with Messrs. Eisenberg and/or Ehrlich in New York, including an in-person meeting, to discuss a term sheet that would cover the purchase of the InfoBeat Business by eUniverse from the Investor, the purchase of a yet to be determined amount of common stock of eUniverse by the Investor and the restructuring of a note payable by eUniverse to the Investor. Several versions of the proposed term sheet were exchanged between the parties during these meetings.

         On or about May 22, 2001, Mr. Greenspan reached an understanding with Mr. Eisenberg and other members of the Investor on the principal terms for the strategic transaction, and they agreed to move forward with the drafting of definitive documents to incorporate these general terms while negotiating the requisite particulars. At this time, early July was the estimated signing date.

         During late May 2001, Mr. Greenspan advised the Board of the status of the potential transaction with the Investor.

         During the first three weeks of June 2001, Messrs. Lipp and Eisenberg, Ms. Cole and representatives from Skadden, Arps, Slate, Meagher & Flom LLP and Martin, Lucas & Chioffi, LLP, outside legal counsel for eUniverse, prepared definitive agreements for the strategic transaction between the two parties. Several versions of the agreements were exchanged during this period of time.


         During the last week of June and the first week of July, several teleconference calls were held by and among Messrs. Greenspan, Brewer, Varraveto, Lipp and Eisenberg, Ms. Cole and representatives of Skadden, Arps, Slate, Meagher & Flom LLP and Martin, Lucas & Chioffi, LLP to discuss matters arising from the drafting of the definitive agreements. During this same timeframe, Mr. Greenspan advised the Board of the status of the negotiations with the Investor.

         During the week of July 2, 2001, Mr. Greenspan had several discussions, both in person and via telephone, with Messrs. Eisenberg and Ehrlich regarding certain matters relating to the transaction.

         During the week of July 9, 2001, Messrs. Greenspan, Brewer, Varraveto and Lipp and representatives of Martin, Lucas & Chioffi, LLP held several teleconference calls with Mr. Eisenberg, Ms. Cole and representatives of Skadden, Arps, Slate, Meagher & Flom LLP to discuss matters arising from the definitive documents.

         Early on July 12, 2001, Messrs. Greenspan and Eisenberg communicated their satisfaction with the most recent drafts of the definitive documents.

         On July 12, 2001, eUniverse convened a meeting of the Board to present the proposed transaction between eUniverse and the Investor at which the Board approved the transaction.

         During the evening of July 12, 2001, the definitive documents were executed by Messrs. Greenspan and Brewer on behalf of eUniverse and by Mr. Eisenberg on behalf the Investor.

         On July 13, 2001, eUniverse and the Investor issued a joint press release announcing the signing of the definitive documents relating to the strategic transaction.

Reasons for the Stock Purchase Agreement and the InfoBeat Purchase Agreement

         The Board consulted with the management of eUniverse, its legal counsel, financial advisors, and independent accountants in reaching its decision to approve the Sony Agreements. The Board considered the following factors in reaching this decision:

o InfoBeat is a permission-based, branded email publishing asset that provides eUniverse with approximately 9 million new subscribers and a database of related demographic information. The InfoBeat portfolio of publications currently includes entertainment, internet/technology, finance, news, and sports. eUniverse believes that combining the InfoBeat publications with its existing newsletter portfolio will result in significant economies of scale and lower operating costs relative to sales. Additionally, eUniverse believes that marketing InfoBeat to its user base will increase InfoBeat newsletter subscriptions and lead to enhanced revenue opportunities.

o eUniverse will receive a $5 million cash investment from the Investor in exchange for shares of Series B Preferred, convertible on a 1:1 basis into shares of the eUniverse common stock. Approximately $1.6 million will be used to reduce certain aged payables and accrued expenses. The balance will be used for working capital.

o The maturity date of the existing eUniverse debt held by the Investor of approximately $2.3 million will be extended to March 31, 2003 (the "Extended Demand Date"), subject to acceleration in certain events. The Company shall have the option, exercisable within 30 days following the Extended Demand Date, to convert the outstanding principal and interest to Series B preferred shares or common shares, as applicable.

o The transactions contemplated by the Sony Agreements may facilitate a closer relationship with Sony Music Entertainment Inc. and its affiliates.

o    The Investor will obtain one Board seat.

o eUniverse will substantially improve its working capital and debt ratios. This is anticipated to increase its access to traditional debt financing and reduce its cost of capital.

         The Board also identified and considered some potentially negative factors in its deliberations regarding the transactions, including:

o the risk that the potential benefits sought in the acquisition of Indimi, L.L.C. or the closer relationship with the Sony Group might not be fully realized
o    the dilution of ownership of existing eUniverse shareholders
o the risk that the operations of InfoBeat might not be integrated as quickly as anticipated

         In considering the factors above, the Board concluded that the potential benefit of the investment by the Investor and the purchase of the Infobeat business outweighed the potential costs that would accrue to eUniverse shareholders.

         The foregoing discussion of factors considered by Board is not intended to be exhaustive but is believed to include all material factors considered by the Board. The Board did not rank or assign weights to the various factors given the complexity of the issues but considered the factors as a whole in reaching its decision.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SONY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREUNDER.


Pro Forma Selected Financial Data

         The following pro forma selected financial data are derived from our audited financial statements presented as of June 30, 2001 and 2000 and the audited financial statements of InfoBeat for the year ended December 31, 2000. The unaudited pro forma consolidated statement of operations for the year ended June 30, 2001 gives effect to the Stock Purchase Agreement and the InfoBeat Purchase Agreement as if they had occurred on April 1, 2001. The effect of the transactions is presented separately in pro forma statements elsewhere within this proxy statement.

         The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes to the financial statements included in our Form 10-K incorporated herein by reference, the "Unaudited Pro Forma Condensed Combined Financial Information" and the "Information Concerning InfoBeat" located elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected for any future period.

                        eUNIVERSE, INC. and Subsidiaries

                 Unaudited Consolidated Statements of Operations

                                                                                                     eUniverse, Inc.
                                                                               Pro Forma           Three Months Ended
                                                                            3 Months Ended               June 30,
                                                                                June 30,       ----------------------------
                                                                                 2001               2001            2000
                                                                            --------------     ------------     -----------
REVENUE                                                                        $ 5,141,193      $ 5,049,613     $ 2,770,836

COST OF GOODS SOLD                                                                 942,727          204,194         574,500
                                                                            --------------     ------------     -----------

GROSS PROFIT                                                                     4,198,466        4,845,419       2,196,336
                                                                            --------------     ------------     -----------

OPERATING EXPENSES:
    Marketing and sales (excludes stock-based
      compensation of $0, $0 and ($2,935), respectively)...................      1,858,482        1,806,601       1,703,081
    Product development (excludes stock-based
      compensation of $0, $0 and ($19,656), respectively)..................      1,039,255        1,039,255         656,600
    General and administrative (excludes
      stock-based compensation of $0, $0, and ($164,598), respectively.....      3,689,578        1,482,671         936,333
    Amoritzation of goodwill and other intangibles.........................         30,000             -            585,189
    Stock-based compensation...............................................           -                -           (187,189)
                                                                            --------------     ------------     -----------

TOTAL OPERATING EXPENSES...................................................      6,617,316        4,328,527       3,694,014
                                                                            --------------     ------------     -----------

                                                  OPERATING INCOME/(LOSS)       (2,418,850)         516,892      (1,497,678)

NONOPERATING INCOME (EXPENSE)
    Interest income........................................................           -                 148           5,303
    Interest and other financing expenses..................................       (121,984)        (122,132)        (14,790)
                                                                            --------------     ------------     -----------

INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                    (2,540,833)         394,908      (1,507,165)

INCOME TAXES ..............................................................           -                -               -
                                                                            --------------     ------------     -----------

                                 INCOME/(LOSS) FROM CONTINUING OPERATIONS      $(2,540,833)     $   394,908     $(1,507,165)

DISCONTINUED OPERATIONS:
    Loss from operations of discontinued segment
     (net of applicable income taxes of $0)................................            N/A             -         (2,102,411)
                                                                            --------------     ------------     -----------

                                                        NET INCOME/(LOSS)              N/A      $   394,908     $(3,609,576)
                                                                            ==============     ============     ===========

Continuing operations income/(loss) per common share.....................      $     (0.11)     $      0.02     $     (0.08)
Discontinued operations income/(loss) per common share...................              N/A      $      -        $     (0.12)
                                                                            --------------     ------------     -----------
Basic income/(loss) per common share.....................................              N/A      $      0.02     $     (0.20)
                                                                            --------------     ------------     -----------
Diluted income/(loss) per common share...................................              N/A      $      0.01     $     (0.20)
                                                                            --------------     ------------     -----------

Basic weighted average common
 shares outstanding........................................................     22,299,234       18,933,081      17,744,336
                                                                            --------------     ------------     -----------
Shares outstanding for diluted earnings per share..........................     22,299,234       30,981,323      17,744,336
                                                                            --------------     ------------     -----------


                               Balance Sheet Data

                                                                             Unaudited Pro      Unaudited        Unaudited
                                                                              Forma as of    eUniverse as of  eUniverse as of
                                                                             June 30, 2001    June 30, 2001    March 31, 2001
                                                                            --------------     ------------     -----------
Cash and cash equivalents                                                      $ 3,401,159      $     1,159     $   218,841
Working capital (deficit)                                                        1,691,270       (5,598,494)     (6,569,061)
Total assets                                                                    26,632,996       13,292,996      11,879,131
Total shareholders' equity (deficit)                                            14,875,604          (64,396)     (1,558,489)

                              eUNIVERSE, INC. and Subsidiaries
                     Unaudited Pro Forma Combined Financial Information

                                                                          Three Months Ended,
                                                                  June 30, 2001         June 30, 2001
                                                             Pro Forma Consolidated    eUniverse, Inc.
                                                             ----------------------    ---------------
Book value per share........................................         $  0.67               $ (0.00)
                                                                     =======               =======
Cash dividends per share...................................          $    -                $    -
                                                                     =======               =======
Continuing operations income / (loss) per common share.....          $ (0.11)              $  0.02
                                                                     =======               =======


Unaudited Pro Forma Combined Condensed Financial Statements

         The following unaudited pro forma combined condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States to illustrate the effects of:

o   the acquisition of InfoBeat by eUniverse in exchange for common shares

o the investment by 550 Digital Media Ventures Inc. ("550 DMV") in eUniverse preferred stock

o   the restructure of short term debt due the Investor

         The unaudited pro forma combined condensed financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of both eUniverse and InfoBeat included elsewhere in this proxy statement.

         The unaudited pro forma combined condensed balance sheet of eUniverse at June 30, 2001 gives effect to the proposed transactions between eUniverse Indimi, L.L.C. and the Investor as if they occurred at June 30, 2001. The unaudited pro forma combined condensed income statements for the year ended June 30, 2001 give effect to the transactions between eUniverse Indimi, L.L.C. and 550 DMV as if they occurred at April 1, 2001.

                        eUNIVERSE, INC. and Subsidiaries

              Unaudited Pro Forma Condensed Combined Balance Sheets
                               As of June 30, 2001

                                                                                         Pro Forma
                                                                                         Adjustment      Other       June 30,
                                                      June 30, 2001    June 30, 2001     Infobeat      Pro Forma      2001
                                                        eUniverse         Infobeat     Net Assets (a) Adjustments  Consolidated
                                                      -------------    -------------   -------------  -----------  ------------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents ....................... $      1,159    $        -   $          -  $   3,400,000     $ 3,401,159
      Accounts and notes receivable, net of
      allowances for doubtful accounts of 494,694 ....    3,470,987        18,406        (18,406)             -       3,470,987
      Deferred charges ...............................      580,371             -              -              -         580,371
      Prepaid expenses and other current assets ......      544,951             -              -              -         544,951
                                                       ------------  ------------   ------------    -----------     -----------
                                  Total Current Assets    4,597,469        18,406        (18,406)     3,400,000       7,997,469

PROPERTY AND EQUIPMENT, less accumulated
     depreciation of $320,923 ........................      914,386     1,649,097     (1,649,097)             -         914,386
CAPITALIZED INTERNAL USE SOFTWARE ....................            -     2,795,193     (2,795,193)             -               -

GOODWILL, net of amortization of $7,404,624 ..........    4,939,981             -                     9,580,000(b)   14,519,981

OTHER INTANGIBLES, net of amortization of $210,559 ...    1,829,699     1,088,726     (1,088,726)       360,000(b)    2,189,699
OTHER ASSETS .........................................    1,011,461             -              -              -       1,011,461
                                                       ------------  ------------   ------------    -----------     -----------
                               TOTAL ASSETS            $ 13,292,996  $  5,551,422   $ (5,551,422)   $13,340,000     $26,632,996
                                                       ============  ============   ============    ===========     ===========

LIABILITIES AND SHAREHOLDERS'  (DEFICIT) EQUITY
CURRENT LIABILITIES
     Accounts payable ................................ $  2,689,740  $    842,064   $   (842,064)   $(1,500,000)(c) $ 1,189,740
     Other current liabilities .......................    2,806,014     1,261,180     (1,261,180)      (100,000)(c)   2,706,014
     Notes payable ...................................    3,760,209             -              -     (2,289,764)(d)   1,470,445
     Current maturities of notes payable, affiliates..      940,000             -              -              -         940,000
                                                       ------------  ------------   ------------    -----------     -----------
                            Total Current Liabilities    10,195,963     2,103,244     (2,103,244)    (3,889,764)      6,306,199

LONG-TERM DEBT                                              976,190             -              -              -         976,190
LONG-TERM DEBT, AFFILIATES, LESS CURRENT MATURITIES       2,185,239             -              -      2,289,764(d)    4,475,003
                                                       ------------  ------------   ------------    -----------     -----------

TOTAL LIABILITIES                                        13,357,392     2,103,244     (2,103,244)    (1,600,000)     11,757,392
                                                       ------------  ------------   ------------    -----------     -----------

SHAREHOLDERS' EQUITY (DEFICIT)

     Preferred stock, $.10 par value; 40,000,000
         shares authorized; 1,454,572 and
         3,377,648 shares issued and
         outstanding, respectively ...................      136,257             -              -     192,308(c)      328,565

     Common stock, $.001 par value;
       250,000,000 shares authorized;
       18,817,502 and 22,183,655 issued                                                                 3,058 (b)
       and outstanding, respectively .................      19,181              -              -          308 (e)     22,547

                                                                                                    9,936,942 (b)
                                                                                                    4,807,692 (c)
                                                                                                         (308)(e)
     Additional paid-in capital ......................   51,492,230             -              -    1,923,076 (f)  68,159,633
     Net investment of Parent ........................                 38,979,727    (38,979,727)

     Retained deficit ................................  (51,712,065)  (35,531,549)    35,531,549   (1,923,076)(f) (53,635,141)
                                                       ------------  ------------   ------------   -----------     ----------
                  Total Shareholders' (Deficit)/Equity      (64,396)    3,448,178     (3,448,178)  14,940,000      14,875,604
                                                       ------------  ------------   ------------   -----------     ----------
     TOTAL LIABILITIES AND SHAREHOLDERS'
        (DEFICIT) EQUITY                               $ 13,292,996  $  5,551,422   $ (5,551,422) $13,340,000     $26,632,996
                                                       ============  ============   ============  ===========     ===========

Notes to Unaudited Pro Forma Combined Condensed Balance Sheet:
--------------------------------------------------------------
Pro forma adjustments consist of the following, giving effect to the transaction as if it had occurred on June 30, 2001:

(a) No tangible assets were acquired and no liabilities were assumed in the acquisition of InfoBeat. Identifiable intangibles consist of the subscriber database. Net book assets eliminated in calculating pro forma combined balance sheet.
(b) The purchase price of InfoBeat for $9.94 million, allocated principally to goodwill, for 3,058,461 shares at $3.25 per share. eUniverse has allocated $360,000 for the value of the customer database with an estimated useful life of three years.
(c) Increase in preferred stock of $5 million representing 1,923,076 shares at $2.60; a reduction of aged payables and other obligations of $1.6 million as detailed in the Use of Proceeds Plan specified in the Stock Purchase Agreement. This document identifies payments to be made to certain suppliers and lenders upon receipt of investment; increase of cash by the remaining $3.4 million.

(d) Extension of New Technology Holdings, Inc. promissory note issued September 6, 2000 with an outstanding current balance of $2,289,764 to a new maturity date of March 31, 2003.

(e) 1,101,260 warrants to purchase common stock exchanged for 307,692 shares of common stock at $3.25 per share, or $1,000,000, representing an offsetting increase and decrease to paid-in capital.
(f) Decrease in retained earnings and increase to additional paid-in capital for beneficial conversion of 1,923,076 shares of preferred stock issued at $2.60 per share, compared to average closing price of $3.60 per share for two trading days prior to and subsequent to date of agreement on July 13, 2001.

                        eUNIVERSE, INC. and Subsidiaries

         Unaudited Pro Forma Combined Condensed Statements of Operations
                    For the Three Months Ended June 30, 2001


                                                                June 30, 2001   June 30, 2001    Pro Forma       Pro Forma
                                                               eUniverse, Inc.     Infobeat     Adjustments    Consolidated
                                                               ---------------  --------------  -------------  --------------
REVENUE                                                          $ 5,049,613         $ 91,580    $        -     $ 5,141,193

COST OF GOODS SOLD                                                   204,194          738,533                       942,727
                                                                ------------     ------------   -----------   -------------
GROSS PROFIT                                                       4,845,419         (646,953)            -       4,198,466
                                                                ------------     ------------   -----------   -------------
OPERATING EXPENSES:
    Marketing and sales........................................    1,806,601           51,881             -       1,858,482
    Product development........................................    1,039,255                                      1,039,255

    General and administrative.................................    1,482,671        2,553,269      (346,362)(a)   3,689,578

    Amortization of goodwill
     and other intangibles.....................................            -                -        30,000 (b)      30,000
    Stock-based compensation...................................            -                -             -               -
                                                                ------------     ------------   -----------   -------------

TOTAL OPERATING EXPENSES.......................................    4,328,527        2,605,150      (316,362)      6,617,316
                                                                ------------     ------------   -----------   -------------

    OPERATING INCOME/(LOSS)                                          516,892       (3,252,103)      316,362      (2,418,850)

NONOPERATING INCOME (EXPENSE)
    Interest and other financing expenses......................      121,984                -             -         121,984
    Loss on write-down of investments..........................            -                -             -               -
    Impairment of investment...................................            -                -             -               -
    Impairment of goodwill                                                 -                -             -               -
                                                                ------------     ------------   -----------   -------------
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES         394,908       (3,252,103)      316,362      (2,540,833)
INCOME TAXES ..................................................            -                -             -               -
                                                                 -----------      -----------   -----------    ------------
    INCOME/(LOSS) FROM CONTINUING OPERATIONS                     $   394,908      $(3,252,103)    $ 316,362    $ (2,540,833)
                                                                 ===========      ===========   ===========    ============
Continuing operations income per common share..................  $      0.02
                                                                 ===========
Basic weighted average common
 shares outstanding............................................   18,933,081
                                                                 ===========
Unaudited pro forma basic and diluted loss per common share....                                                     $ (0.11)
                                                                                                               ============
Pro forma weighted average shares used to calculate pro forma
   basic and diluted net loss per common share.................                                                  22,299,234(c)
                                                                                                               ============

Notes to Unaudited Pro Forma Combined Condensed Statement of Operations:
------------------------------------------------------------------------
     Pro forma adjustments consist of the following, giving effect to the transaction as if it had occurred on April, 1, 2001:

(a) Reduction of depreciation and amortization expense for fixed assets, capitalized internal use software and intangible assets not acquired in connection with the InfoBeat acquisition.

(b) Amortization in connection with the allocated value of intangible assets with definite lives, consisting of a database of InfoBeat subscriber names.

(c)   Calculation of pro forma weighted average shares:



Calculation of pro forma weighted average shares as of June 30, 2001:
---------------------------------------------------------------------
Basic and diluted weighted average common
 shares outstanding.............................................................       18,933,081(1)
Issuance of common shares to purchase Infobeat..................................        3,058,461(2)
Issuance of common shares in exchange for warrants..............................          307,692(3)
Pro forma weighted average shares used to calculate pro forma                      --------------
      basic and diluted net loss per common share...............................       22,299,234(4)
                                                                                   ==============


       (1) Weighted average common shares outstanding eUniverse for June 30, 2001. Securities that could potentially dilute basic earnings per share in the future were not included in the computation of pro forma diluted earnings per share because their effect would have been anti-dilutive.

       (2) An additional 3,058,461 common shares priced at $3.25 per share for purchase of InfoBeat at a cost of $9.94 million from 550 DMV.

       (3) An additional 307,692 common shares priced at $3.25 per share, or $1,000,000 in exchange for the redemption of 1,101,260 warrants held by 550 DMV to purchase common shares.

       (4) 550 DMV receives 1,923,076 preferred shares priced at $2.60 per share for a $5 million investment in eUniverse. Given the net loss for the period, had the additional 1,923,076 preferred shares been issued April 1, 2000, the effect would have been anti-dilutive effect and decreased the net loss per share if included. These shares have been excluded from the pro forma weighted average shares calculation.

     Note: the Company adopted SFAS141 and 142 on April 1, 2001, which does not allow for amortization of goodwill and intangible assets but requires an assessment of impairment on an annual basis or upon a material adverse change in the acquired business.

     Amortization expense related to the goodwill acquired in connection with the acquisition of InfoBeat using an estimated five year useful life, or $479,000 for the quarter ended June 30, 2001, is not reflected in the pro forma financial information. This adjustment would not be representative of ongoing performance.

Information Concerning Indimi

Selected Financial Data

         The selected financial data show below should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this proxy statement. The statement of operations and balance sheet data for the periods ended December 31, 1999 and 2000 have been derived from the audited financial statements of InfoBeat. The consolidated statement of operations data for the three months ended June 30, 2000 and 2001 have been derived from the unaudited financial statements of InfoBeat.

         The historical results are not necessarily indicative of results to be expected for any future period. The effect of the acquisition of InfoBeat and the Stock Purchase Agreement is presented separately in the pro forma statements.


                                Infobeat Business
                                -----------------
                           (A division of Indimi Inc.)
                      Consolidated Statements of Operations

                                                       Year Ended                              Three Months Ended
                                                      December 31,                                  June 30,
                                                  ----------------------------------------------------------------------
                                                                                          (unaudited)        (unaudited)
                                                  ------------------ --------------------------------   ----------------
                                                        2000                 1999            2001              2000
                                                  ------------------ --------------------------------   ----------------

REVENUE                                                 $ 2,700,492      $ 2,821,930       $ 91,580        $ 1,030,472
COST OF GOODS SOLD                                        3,754,700        5,467,932        738,533            335,856
                                                  ------------------ --------------------------------   ----------------

GROSS PROFIT                                             (1,054,208)      (2,646,002)      (646,953)           694,616
                                                  ------------------ --------------------------------   ----------------

OPERATING EXPENSES:
     Sales and Marketing..........................        9,019,526        1,264,107         51,881          1,264,999
    General and Administrative....................        6,085,433        3,611,752      2,553,269          1,540,095
    Investment Impairment Loss....................          650,000                -              -                  -
                                                  ------------------ --------------------------------   ----------------

TOTAL OPERATING EXPENSES..........................       15,754,959        4,875,859      2,605,150          2,805,094
                                                  ------------------ --------------------------------   ----------------

LOSS BEFORE INCOME TAXES                                (16,809,167)      (7,521,861)    (3,252,103)        (2,110,478)

INCOME TAXES .....................................                -                -              -                  -
                                                  ------------------ --------------------------------   ----------------

                      NET LOSS                        $ (16,809,167)    $ (7,521,861)  $ (3,252,103)      $ (2,110,478)
                                                  ================== ================================   ================

                     Balance Sheet Data

                                                            As of December 31,
                                                     --------------------------------
                                                          2000                1999              June 30, 2001
                                                     --------------------------------          ---------------
                                                                                                 (unaudited)
Cash and cash equivalents                               $         -       $        -            $         -
Working capital (deficit)                                (5,284,079)         661,937             (1,265,473)
Total assets                                              7,524,769        5,777,878              5,551,422
Net investment of parent                                    653,325        2,167,754              3,448,178

Management's Discussion and Analysis of Financial Condition and Results of Operations of InfoBeat

         InfoBeat is a division of Indimi Inc. ("Indimi"), which is a majority owned subsidiary of 550 DMV. 550 DMV is owned 55% by Sony Broadband Entertainment and 45% by Sony Music Entertainment Inc., which are indirect wholly-owned subsidiaries of Sony Corporation of America and ultimately of Sony Corporation.

         InfoBeat is a permission-based, branded e-mail publishing asset with a proprietary email system, publishing technology and content licenses. InfoBeat has approximately 9 million subscribers and a database of 1.8 million records including certain demographic information such as income levels, geographic location, age and gender. Revenues are principally derived from sales of advertising space within newsletters. Revenues are recognized when newsletters containing advertisements are delivered.

Results of Operations

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         InfoBeat is not a separate legal entity. The financial statements of InfoBeat presented within this document have been derived from the historical financial statements of Indimi Inc. InfoBeat has no employees and has contracted for its workforce from Indimi, the Investor and Sony Music Entertainment Inc. Associated salary and benefit costs, as well as facilities, general and administrative costs, and internal advertising costs have been allocated to InfoBeat. The allocations are reasonable in the opinion of management.

         Revenues

         Revenues for the year ended December 31, 2000 were $2.7 million compared to the prior year of $2.8 million. These revenues consist principally of advertising sales displayed in InfoBeat's newsletters. Advertising revenues are recognized when the newsletters that contain the advertisements are delivered.

         Cost of Revenues

         Cost of revenues for the year ended December 31, 2000 were $3.8 million compared to $5.5 million for the prior period. Cost of revenues consist of services provided under a three-year service agreement with Exactis.com, a provider of permission-based email marketing and communications solutions of $3.7 million and $5.1 million respectively for the years ended December 31, 2000 and 1999. The remainder of cost of revenues consists of editorial fees and content licenses.

         Sales and Marketing

         Sales and marketing expenses for the year ended December 31, 2000 were $9.0 million compared to the prior period of $1.2 million. For the year ended December 31, 2000, sales and marketing expenses included subscriber acquisition costs in obtaining new InfoBeat subscribers of $7.0 million; reimbursement of third party costs to Sony Pictures Digital Entertainment ("SPDE") of $0.9 million; and other marketing and promotional expenses. Costs for the year ended December 31, 1999 included subscriber acquisition costs of $0.2 million; reimbursement of third party costs to SPDE of $0.3 million; and other marketing and promotional expenses.

         General and Administrative

         General and Administrative expenses for the year ended December 31, 2000 were $6.1 million versus $3.6 million for the prior year. General and Administrative expenses for the year ended December 31, 2000 included amortization of intangibles of $2.3 million in connection with the purchase of certain on-line publishing assets; workforce costs allocated from related parties 550 DMV and Sony Music Entertainment Inc. (SMEI) of $1.3 million for editorial, technology, management and ad sales staff; facilities and administrative support charges by Indimi, 550 DMV and SMEI of $0.9 million; and $1.6 million of other outside expenses. For the year ended December 31, 1999, InfoBeat recorded intangible amortization of $2.2 million; 550 DMV and SMEI charges for facility and administrative support of $0.6 million; and workforce charges for editorial and other staff of $0.4 million.

         Investment Impairment Loss

         InfoBeat recognized a loss on its investment in the common stock of LetsPlay, Inc. based on negative operating results for $650,000 in the year ended December 31, 2000. InfoBeat did not incur any impairment of investments in the year ended December 31, 1999.

         Three Months Ended June 30, 2001 Compared to the Three Months Ended June 30, 2000

         InfoBeat reduced its investment in subscriber acquisition efforts and in the development of a dedicated sales force during the quarter ended March 31, 2001 due to limited access to expansion capital. Consequently, the results of operation for the three months ended March 31, 2001 do not bear any significant relationship to the results for the three months ended March 31, 2000, primarily due to the absence in 2001 of any sales force dedicated to the selling of Infobeat advertising inventory.

         Liquidity and Capital Resources

         Since inception, InfoBeat has relied solely upon its parent, 550 DMV to fund operating losses and investing activities.

         Net cash used in operating activities was $9.5 million for the year ended December 31, 2000 and consisted primarily of a net loss of $16.8 million; partially offset by intangible amortization of $2.3 million; and an increase in payables and accrued expenses of $4.7 million. For the year ended December 31, 1999, the company used $6.0 million in operating activities due to a net loss of $7.5 million; and an increase in net working capital of $0.7 million; partially offset by $2.2 million in intangible amortization.

         Cash used in investing activities for the year ended December 31, 2000 was $5.8 million consisting of an investment of $3.4 million in capitalized internal use software; an investment in LetsPlay, Inc. of $0.7 million; and expenditures for computer equipment and other fixed assets of $1.8 million. For the year ended December 31, 1999, the company used $0.2 million in investing activities for the purchase of leasehold improvements and other fixed assets.

         The parent 550 DMV committed to continue providing short term liquidity until such time as the company could secure longer-term financing alternatives.

Quantitative and Qualitative Disclosures About Market Risk

         InfoBeat's financial instruments consist principally of accounts payable for which carrying amounts approximate fair value.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         Not applicable.

Financial Statements and Supplementary Data

         Financial statements required pursuant to this item begin on page F-1 of this Proxy Statement. The supplementary financial information required pursuant to this item is included under the subsection entitled "Quarterly Results of Operations/Supplementary Financial Information" on page F-11 of this Proxy Statement.

                          ITEM 2. ELECTION OF DIRECTORS

Nominees for Election of Directors

         The Board proposes the election of the following individuals as directors of the Company, each for a term of office that runs until the 2002 Annual Meeting of Stockholders and until his successor has been elected and has qualified. Each of the nominees has served continuously on the Board since the date indicated in the table below. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies may be voted for the election of such other person as the Board may recommend.

         Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the nominees who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of directors to be chosen by each class of stockholders at the meeting, even though not receiving a majority of the votes cast. Votes withheld and broker non-votes will be counted in determining the presence of a quorum but will not be counted in determining the outcome of the election.

         The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them, based on information received from the respective nominees, are set forth below:

Name                            Age   Principal Occupation                                         Director Since
----                            ---   --------------------                                         --------------
Brad D. Greenspan...............28    Chairman of the Board, eUniverse, Inc.                       April 14, 1999
Brett C. Brewer.................29    Co-President, eUniverse, Inc.                                August 29, 2000
Daniel L. Mosher................28    Director, Corp. Development, Verisign, Inc.                  December 7, 1999
Ryan A. Brant...................29    Chairman, Take-Two Interactive Software, Inc.                January 22, 2001
Thomas Gewecke..................32    Executive Vice President, 550 Digital Media Ventures Inc.

         Brad D. Greenspan, Chairman of the Board of Directors since April 14, 1999 and Chief Executive Officer since August 29, 2000. Mr. Greenspan is a member of eUniverse's Executive and Compensation Committees. In 1997, he founded Palisades Capital, Inc., a private Beverly Hills merchant bank, and served as its President until March 1999. Mr. Greenspan received a B.A. degree in political science/business from the University of California at Los Angeles in 1997.

         Brett C. Brewer, Co-President and Director since August 29, 2000. Mr. Brewer is a member of eUniverse's Executive and Compensation Committees. He joined eUniverse in April 1999 and was named Vice President of its eCommerce Division in December 1999 and elected President of CD Universe, Inc., a subsidiary of eUniverse, in July 2000. Prior to joining eUniverse, Mr. Brewer helped run the Southern California Retail Sales Division of CB Richard Ellis between October 1996 and December 1998. Mr. Brewer received a B.A. degree in business/economics from the University of California at Los Angeles.

         Daniel L. Mosher, Director and a member of eUniverse's Audit Committee since December 7, 1999. Mr. Mosher has been employed as Director of Corporate Development of Verisign, Inc. since May 2001. Prior to that, he was employed by Webvan Group, Inc. from May 1999 to May 2001, most recently as Director, Business Development. From January 1998 to May 1999, Mr. Mosher served in the Mergers and Acquisitions Department of Morgan Stanley Dean Witter Technology Group, an investment banking firm. From February 1996 to January 1998, Mr. Mosher held several positions in the Corporate Finance Group of Arthur Andersen, focused on technology private placements. Mr. Mosher holds a B.S. in Business Administration from the University of California at Berkeley.

         Ryan A. Brant, Director since January 22, 2001 and a member of the Audit Committee since March 30, 2001. Mr. Brant was the founder of Take-Two Interactive Software, Inc. and has been Chairman and a director of the Take-Two since its inception in 1993. He received a B.S. degree in Economics from the University of Pennsylvania's Wharton School of Business.

         Thomas Gewecke has been employed as Executive Vice President of 550 Digital Media Ventures Inc., a subsidiary of Sony Broadband Entertainment Inc. which manages a portfolio of digital media and technology investments, since July 2000. He has also served as Senior Vice President, New Technology and Business Development for Sony Music Entertainment Inc., where he is responsible for helping develop new digital products and strategy, since November 1999. Prior to joining Sony, Mr. Gewecke held various positions at PC World Communications, a subsidiary of International Data Group, from 1991 to 1999. Mr. Gewecke co-founded PC World Online in 1992, and served as Publisher of the PC World Online Services Group, a network of leading high technology web and email products, from 1995 to 1999. Mr. Gewecke co-created a new media course for the UC Berkeley Graduate School of Journalism Master's Degree Program in 1995, and taught in the program through 1998. Mr. Gewecke received a B.A. degree in Social Studies from Harvard in 1991.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ELECTION OF MESSRS. GREENSPAN, BREWER, MOSHER, BRANT AND GEWECKE. UNLESS OTHERWISE DIRECTED BY A STOCKHOLDER, PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES.

                       INFORMATION RELATING TO DIRECTORS,
                         NOMINEES AND EXECUTIVE OFFICERS

Agreements Concerning the Election of Directors

         In connection with the purchase by E. P. Opportunity Fund, LLC ("E.P.") of 235,000 shares of preferred stock of Entertainment Universe, a letter agreement dated April 6, 1999 was entered into between E. P., Entertainment Universe and Brad D. Greenspan which, in effect, gave E. P. the right to select one of the directors of Entertainment Universe during the period that E.P. owns shares of Entertainment Universe preferred stock. On April 16, 1999, in connection with the reorganization between Motorcycle Centers and Entertainment Universe, the E. P. letter agreement was assigned by Entertainment Universe to eUniverse, which assumed the obligations to E. P. of Entertainment Universe. As a result, as long as it owns our preferred stock, E. P. has the right to appoint a member of the Board of Directors of eUniverse. E. P. has not exercised this right as of the date hereof.

         In connection with the acquisition of Falcon Ventures by eUniverse, an agreement dated December 16, 1999 was entered into by and between Brad D. Greenspan and Take-Two Interactive Software, which gives Take-Two the right to select an individual to serve as a member of the Board of Directors of eUniverse for a period of three years from February 2, 2000. On January 22, 2001, Take-Two exercised its right to select a director by selecting Ryan A. Brant.

Board of Directors Meetings and Board Committees

         The Board held eight meetings in fiscal year 2001, and there was at least 75% attendance at each Board meeting. All members of the Board during the last full fiscal year attended at least 75 percent of the aggregate of:
(1) the total number of meetings of the board of directors (held during the period for which he has been a director); and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served). There were no Board committee meetings during fiscal year 2001, however the Board performed the functions of the Audit Committee at three of its meetings in fiscal year 2001 and each of the Compensation and Executive Committees unanimously consented to actions in lieu of a meeting in fiscal year 2001 as described in the chart below. The standing committees of the Board are the Executive Committee, the Audit Committee, and the Compensation Committee. Each committee is described as follows:

                                                                                            Number of Meetings or Actions by
Name of Committee and                                                                          Written Consent in Lieu of
       Members                                 Functions of the Committees                     Meeting in Fiscal Year 2001
--------------------------------------------------------------------------------------------------------------------------
Audit                           Oversees eUniverse's financial reporting process and                       3*
Daniel L. Mosher                internal controls. The Audit Committee consists solely of
Ryan A. Brant(1)                independent directors. The functions of the Audit Committee
Gordon Landies(2)               were performed by the Board of Directors as a whole during fiscal 2001. See the Audit Committee's Charter attached
                                hereto as Appendix A for a detailed description of the Audit
                                Committee's authority and responsibilities.

Compensation                    Administers eUniverse's 1999 Stock Awards Plan and reviews                 3
Brad D. Greenspan**             and recommends to the Board of Directors the compensation
Daniel L. Mosher(3)             and benefits of eUniverse's officers and other senior
Brett C. Brewer(4)              executives. (See below for the committee's report on fiscal
Leland N. Silvas(5)             year 2001 compensation of executive officers.)

Executive                       Exercises certain powers of the Board of Directors during the             13
Brad D. Greenspan**             time periods between Board meetings.(6)
Brett C. Brewer(4)
Leland N. Silvas(5)

---------------

*Functions of the Audit Committee were performed by the Board during fiscal year
 2001.

** Chairman

(1) Elected to such committee on January 22, 2001.

(2)    Resigned as a director effective November 16, 2000.

(3)    Elected to such committee on April 17, 2001.

(4)    Elected to such committee on August 29, 2000.

(5)    Resigned as a director effective August 22, 2000.

(6) The Executive Committee does not have the power to: (1) amend or repeal any resolution of the Board of Directors that by its terms shall not be subject to amendment or repeal by the Executive Committee; (2) take any action that, by the statutes of eUniverse's state of incorporation governing eUniverse, may be taken only by the Board of Directors or the shareholders of eUniverse; (3) take any action to amend, alter or repeal the Certificate of Incorporation or By-laws of eUniverse, as amended; (4) elect any person to fill vacancies on the Board of Directors or any Committee thereof or remove any person from the same; (5) fix the compensation of any Director for services in any capacity; (6) adopt a plan of merger or adopt a plan of consolidation with another entity or entities; (7) recommend to the shareholders of eUniverse the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property or assets of eUniverse or a voluntary dissolution of eUniverse or a revocation thereof; (8) authorize any transaction involving over $3 million of eUniverse's revenues; (9) authorize any purchase over $1 million; or (10) take any action prohibited by resolution of the Board of Directors.

Audit Committee Report

         Due to changes in the composition of the Board of Directors, as outlined above, the functions of the Audit Committee were performed by the Board of Directors as a whole during fiscal 2001. The Company reestablished a formal audit committee in September 2001.

         The Board of Directors has reviewed and discussed the audited financial statements with management.

         The Board of Directors has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented.

         The Board of Directors has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence.

         Based on the review and discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2001 for filing with the Commission.

         Daniel L. Mosher
         Ryan A. Brant
         Brad D. Greenspan
         Brett C. Brewer

         The information set forth above under the caption "Audit Committee Report" shall not be deemed to be "soliciting material", or to be "filed" with the Commission or subject to Regulation 14A or 14C, other than as provided in
Item 306 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act.

         Daniel L. Mosher, Ryan A. Brant and Gordon Landies are independent (as independence is defined in or Rule 4200 (a)(15) of the National Association of Securities Dealers' ("NASD") listing standards, as applicable and as may be modified or supplemented), while Brad D. Greenspan, Brett C. Brewer and Leland
N. Silvas are not.

Compensation Committee Interlocks and Insider Participation

         Prior to establishing the Compensation Committee in June 1999, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. No member of the Board of Directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of eUniverse's Board of Directors or Compensation Committee.

Director Compensation

         Directors of eUniverse who are also employees or officers of eUniverse do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings. On April 17, 2000, Daniel L. Mosher, for his first year of service as a non-employee director, received options for 63,750 shares of the Company's common stock, at market price per share, which vested on December 8, 2000, one year after the date that he became a director, and expire ten years after the date that he became a director. On January 22, 2001, for his second year of service as a non-employee director, Mr. Mosher received options for 25,000 shares of the Company's common stock, at market price per share, which vest one year after the date of grant and expire ten years after the date of grant. On January 22, 2001, Ryan A. Brant, for his first year of service as a non-employee director, received options for 73,750 shares of the Company's common stock, at market price per share, which vest one year from the date of grant and expire ten years after the date of grant. For each board meeting they attend, non-employee directors are reimbursed for their expenses incurred in connection with their attendance at the meeting.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act ("Section 16(a)") requires eUniverse's executive officers, directors, and persons who own more than ten percent of a registered class of eUniverse's equity securities ("10% Stockholders") to file reports of ownership on a Form 3 and changes in ownership on a Form 4 or a Form 5 with the SEC.

         Based solely on its review of the copies of such forms received by eUniverse, or written representations from certain reporting persons, eUniverse believes that during fiscal year 2001 its executive officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements, except that the Form 3's required to be filed by Brett C. Brewer, Shawn Goldschein, Joseph L. Varraveto and Ryan A. Brant (each of whom was either a director or executive officer of eUniverse during fiscal year 2001) were inadvertently filed late and the Form 5's required to be filed by Messrs. Brewer and Goldschein were inadvertently filed late.

Security Ownership of Certain Beneficial Owners and Management.

         The following table sets forth certain information as of July 26, 2001 with respect to the beneficial ownership of the Company's voting securities by the following individuals or groups: (a) each person who is known by eUniverse to own beneficially more than 5% of our common stock, including our preferred stock on an as-converted basis, (b) each Director of eUniverse, (c) each Named Executive Officer (as defined below under the caption "Compensation of Executive Officers") of eUniverse, and (d) all executive officers and Directors of eUniverse as a group.

                                                      Shares          Percentage
                                                   Beneficially      Beneficially
Name of Beneficial Owner                             Owned(1)          Owned(2)
Brad D. Greenspan (9)                              8,077,000(3)          34.1%
Brett C. Brewer                                      506,250(4)           2.1%
Christopher S. Lipp                                   41,667(5)              *
William R. Wagner                                    138,958(5)              *
Daniel L. Mosher                                      66,250(6)              *
Ryan A. Brant(10)                                  2,289,833(7)           9.7%
Leland N. Silvas                                     445,194(8)           1.9%
Directors and Executive Officers as a Group       11,565,152             48.8%

---------------------------
* less than one percent.

(1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to the shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants or the conversion of shares of preferred stock into shares of common stock, are deemed outstanding in determining the number of shares beneficially owned by the person or group. We are treating our Series A Preferred Stock and common stock as one class of voting securities because the holders of our Series A Preferred Stock have the right to vote their shares with the common stock on an as-converted basis.

(2) The "Percentage Beneficially Owned" is calculated by dividing the "Number of Shares Beneficially Owned" by the total outstanding shares of common stock and preferred stock on an as-converted basis including shares beneficially owned by the person with respect to whom the percentage is calculated.

(3) Includes 236,000 shares represented by options exercisable within 60 days.

(4) Includes 306,250 shares represented by options exercisable within 60 days.

(5) Consists entirely of shares represented by options exercisable within 60 days.

(6) Includes 63,750 shares represented by options exercisable within 60 days.

(7) Consists entirely of shares owned by Take-Two Interactive Software, Inc., of which Mr. Brant is Chairman.

(8) Includes 428,335 shares represented by options exercisable within 60 days.

(9) Mr. Greenspan's business address is 6300 Wilshire Boulevard, Suite # 1700, Los Angeles, CA 90048.

(10) Mr. Brant's business address is Take-Two Interactive Software, Inc., 575 Broadway, 3rd Floor, New York, NY 10012.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The compensation paid or awarded to the Company's Chief Executive Officer and other executive officers during fiscal year 2001 is set forth and discussed below.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

         Decisions as to certain compensation of eUniverse's executive officers are made by the Compensation Committee of eUniverse's Board of Directors. During eUniverse's fiscal year ending on March 31, 2001, the members of the Compensation Committee were Brad D. Greenspan and Leland N. Silvas from April 1, 2000 until Mr. Silvas' resignation from the Board on August 22, 2000. Thereafter, Brett C. Brewer was elected to the Compensation Committee on August 29, 2000 and Daniel L. Mosher was elected to the Committee on April 17, 2000.

Compensation Policies

         The Compensation Committee's executive compensation policies are designed to attract and retain executives capable of leading eUniverse in a rapidly evolving Internet-based marketplace and to motivate such executives to maximize profitability and stockholder value. The Compensation Committee has designed eUniverse's executive compensation program with three components to achieve this objective - base salary; equity participation under a stock awards plan; and benefits. The philosophy and operation of each component is discussed herein. The Compensation Committee does not use qualitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive officer's total compensation package, including insurance and other benefits.

         Base Salary. Base salaries for its executive officers are designed to attract and retain superior, high-performing individuals. As such, eUniverse believes its base salaries for executive positions are, and should be, equal to or greater than those of comparable Internet-based companies.

         Stock Awards Plan. The Compensation Committee believes strongly that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholders' return. To this end, the Compensation Committee grants to key executives stock options under the Company's 1999 Stock Awards Plan (the "1999 Plan") which generally vest (i.e., become exercisable) over a three-year period following the date of grant as follows: 33 1/3% on the first anniversary; and 1/12 each quarter thereafter. Options under the 1999 Plan are granted at the current market price, have a term of ten years from the date of grant, and subject to the above vesting restrictions, may be exercised at any time during such term. The 1999 Plan, which is administered by the Compensation Committee, was approved by the stockholders at the 2001 Annual Meeting. See table entitled "Option Grants in Last Fiscal Year" below summarizing options granted to each Named Executive Officer and vesting terms of such options.

         Benefits. The benefits available to executive officers are the same as those afforded to all full-time employees, including medical, dental and death and disability coverage.

Chief Executive Officer Compensation

         Leland N. Silvas served as eUniverse's chief executive officer from April 1, 2000 until his resignation on July 21, 2001. Brad D. Greenspan succeeded Mr. Silvas as chief executive officer of eUniverse, serving in such position since August 29, 2000.

         The Compensation Committee determined the components of Mr. Greenspan's fiscal year 2001 compensation as follows:

         Base Salary. Mr. Greenspan's base salary of $120,000 was increased to $170,000 on September 29, 2000 to be comparable with salaries for executive positions of other Internet-based companies.

         Stock Awards Plan. As additional consideration for his employment, Mr. Greenspan was granted options on September 29, 2000 to purchase 1,400,000 shares of common stock of eUniverse at an exercise of $2.75 per share with vesting subject to certain conditions. On May 2, 2001, this grant was amended to reduce the number of options by 600,000 to a revised 800,000 options with the following vesting: (i) 25% of the options shall vest according to the standard vesting schedule whereby one-third vest and are exercisable one year from the date of grant and thereafter, one-twelfth of the options vest and are exercisable every three months until all optioned shares are vested; (ii) 25% shall vest upon the date that both eUniverse and its web sites have been ranked in the top ten among the most visited Web sites by either Nielsen//NetRatings and/or Media Metrix for five consecutive months; (iii) 25% shall vest upon the date that eUniverse has achieved earnings before taxes, interest depreciation and amortization (EBITDA) of at least $1 million in each of three consecutive quarters; and (iv) the remaining 25% shall vest upon the date that eUniverse (Nasdaq: EUNI) has had a stock closing price of at least $7 for 60 consecutive days. In addition, upon a 50% or greater change in ownership control in eUniverse, 50% of the then unvested stock options granted to Mr. Greenspan shall vest immediately.

         Benefits. Mr. Greenspan was provided benefits under eUniverse's medical, dental, and disability plans consistent with those provided to other full-time employees.

         As a member of the Compensation Committee, Mr. Greenspan participates in reviewing his annual salary and setting his bonus, subject to the review and approval of the Board of Directors.

         The Compensation Committee determined the components of Mr. Silvas' fiscal year 2001 compensation as follows:

         Base Salary. Mr. Silvas's base salary of $200,000 was not increased during fiscal year 2001.

         Stock Awards Plan. No additional options were granted to Mr. Silvas during fiscal year 2001.

         Benefits. Mr. Silvas was provided benefits under eUniverse's medical, dental, and disability plans consistent with those provided to other full-time employees.

         As a member of the Compensation Committee during fiscal year 2001, Mr. Silvas participated in reviewing his annual salary and setting his bonus, subject to the review and approval of the Board of Directors. Mr. Silvas terminated his contract with eUniverse as Chief Executive Officer and President as of July 21, 2000 and resigned as a Director and member of the Compensation Committee as of August 22, 2000.

Other Executive Officers

         The compensation plans of most of eUniverse's other executive officers, including the persons listed in the Summary Compensation Table on page 25, provide for a base salary, option grants under eUniverse's 1999 Stock Awards Plan, and access to eUniverse's standard employee benefit plans.

Submitted by the Compensation Committee of eUniverse's Board of Directors:

         Brad D. Greenspan, Daniel L. Mosher and Brett C. Brewer.

Employment Agreements

         As of April 14, 1999, eUniverse entered into an employment agreement (the "Silvas Employment Agreement") with Leland Silvas, Chief Executive Officer and President. The contract with Mr. Silvas was for an initial term expiring April 30, 2000 and automatically renewed for additional one-year periods unless terminated on three months notice. The agreement provided that eUniverse could terminate Mr. Silvas' employment for cause and upon death or disability. Mr. Silvas could terminate his employment with eUniverse upon 45 days prior written notice in the event (1) any duty assigned to Mr. Silvas was inconsistent with his positions and the assignment continued for ten days; (2) eUniverse failed to pay for a period of ten days after the due date any compensation owed to Mr. Silvas; and (3) of any purported termination by eUniverse except for cause, death or disability. The Silvas Employment Agreement stipulated an annual base salary of $200,000, to be reviewed annually, with a bonus opportunity of up to 50% of base salary upon achievement of goals determined by the Compensation Committee of the Board of Directors. As additional consideration for his employment, commitment and consulting services, Mr. Silvas was granted options to purchase 825,000 shares of common stock of eUniverse at an exercise price of $3.00 per share, which options vest and become exercisable as follows: 91,667 of the options were immediately vested and fully exercisable on April 14, 1999 and 66,667 options vest and become exercisable on the 22nd of each July, October, January and April thereafter through January 22, 2002 or until Mr. Silvas is no longer employed by eUniverse. Upon a 50% or greater change in ownership control in eUniverse or a disposition of all or substantially all of the assets of eUniverse, all of the unvested stock options granted to Mr. Silvas vest immediately. Mr. Silvas resigned as Chief Executive Officer and President on July 21, 2000, and upon his termination of employment with the Company, all his unvested options immediately became vested.

         As of April 5, 1999, eUniverse entered into an employment agreement with William R. Wagner, employing him as Chief Financial Officer of eUniverse. The contract with Mr. Wagner was for an indefinite term, subject to termination on three months notice, and stipulates an annual salary of $125,000. As additional consideration for his employment, Mr. Wagner was granted options to purchase 100,000 shares of common stock at an exercise price of $3.00 per share under the 1999 Stock Awards Plan. These options vested in 1/12 increments every three months beginning July 5, 1999 until the earlier of April 6, 2002 or until Mr. Wagner was no longer employed by eUniverse. On June 15, 1999, Mr. Wagner was granted options to purchase 50,000 shares at an exercise price of $9.50 per share. These options were canceled and repriced on September 15, 1999. On September 15, 1999 Mr. Wagner was granted options to purchase 42,500 shares of common stock at an exercise price of $6.00 under the 1999 Stock Awards Plan, which vest and become exercisable as follows: 14,167 one year from September 15, 1999 and 1/12 of the remaining option shares each quarter thereafter until all 42,500 option shares are vested or until Mr. Wagner is no longer employed by eUniverse. Upon a 50% or greater change in ownership control in eUniverse or a disposition of all or substantially all of the assets of eUniverse, all of the unvested stock options granted to Mr. Wagner vest immediately. Mr. Wagner served as Chief Financial Officer from April 6, 1999 to January 2, 2001 and as Vice President from April 6, 1999 to July 15, 2001. Mr. Wagner resigned as Vice President of eUniverse as of July 15, 2001.

Executive Compensation

         The table below summarizes the compensation paid or awarded during the last three fiscal years to our Chief Executive Officer and our four other most highly compensated Executive Officers for services rendered to eUniverse in all capacities. These executives are referred to as the Named Executive Officers elsewhere in this Form 10-K/A.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

                                                                                           LONG TERM COMPENSATION
                                                                             ------------------------------------------------
                                                                                      AWARDS                   PAYOUTS
                                                                             -------------------------  ---------------------
                                                                OTHER ANNUAL  RESTRICTED    SECURITIES    LTIP    ALL OTHER
                                 FISCAL    SALARY     BONUS     COMPENSATION STOCK AWARD    UNDERLYING  PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)        ($)          ($)         ($)          OPTIONS #    ($)        ($)
---------------------------      ------    ------     -----     ------------ -----------    ----------  -------  ------------
Brad D. Greenspan ............    2001     99,800       --        50,000(1)      --          170,000       --         --
  Chairman of the Board           2000       --         --        50,000(1)      --            --          --         --
  and Chief Executive Officer

Brett C. Brewer ..............    2001    104,979       --          --           --          312,500       --         --
  Co-President, Chief Operat-     2000     75,000       --          --           --            --          --         --
  ing Officer and Director

Joseph L. Varraveto ..........    2001     37,657(2)    --          --           --            --          --         --
  Executive Vice President
  and Chief Financial Officer

Leland Silvas ................    2001    166,795       --          --           --          136,667       --         --
  Chief Executive Officer(3)      2000    200,000       --         6,307(4)      --          291,668       --         --

William R. Wagner ............    2001    135,416     27,500        --           --          102,079       --         --
  Vice President(5)               2000    125,000       --          --           --           24,999       --         --

-------------
(1) Represents consulting fees paid to Mr. Greenspan prior to his appointment as Chief Executive Officer of eUniverse on August 29, 2000.

(2) Mr. Varraveto was appointed as Executive Vice President and Chief Financial Officer of eUniverse on January 2, 2001.

(3) Mr. Silvas resigned as Chief Executive Officer of the Company effective July 21, 2000.

(4) Mr. Silvas was issued 200,000 shares in conjunction with his employment with eUniverse. These have been valued at $.0315 per share, based upon the initial capitalization of Entertainment Universe.

(5) Mr. Wagner resigned as Vice President of the Company effective July 15,
2001.

         As of the date of this Proxy Statement, our current executive officers are:

                                                                                                            Executive
                                                                                                            Officer
Name                               Age    Position(s)                                                       Since
----                               ---    -----------                                                       -----
Brad D. Greenspan.................. 28    Chairman of the Board of Directors and Chief Executive Officer    April 14, 1999
Brett C. Brewer.................... 29    Co-President                                                      August 29, 2000
Shawn Goldschein................... 36    Co-President and Chief Strategic Officer                          August 29, 2000
Joseph L. Varraveto................ 39    Executive Vice President and Chief Financial Officer              January 2, 2001
Christopher S. Lipp................ 29    Secretary, Vice President and General Counsel                     March 30, 2001

         For biographical descriptions of Brad D. Greenspan and Brett C. Brewer, please see Item 2 of this Proxy Statement.

         Shawn Goldschein, Co-President and Chief Strategic Officer since August 29, 2000. Mr. Goldschein served as Vice President of Marketing and Communications for WhatsHotNow.com from March 1999 to July 2000 and as Vice President of Strategic Planning for Rare Medium from February 1997 to February 1999, where he was instrumental in generating new business while employed at each position. Mr. Goldschein was employed by Icon New Media from October 1995 to October

1997, where he served as General Manager and founder of the company's Advertising/Sponsorship Division. Mr. Goldschein received a B.A. degree in finance and statistics from Syracuse University.

         Joseph L. Varraveto, Executive Vice President and Chief Financial Officer since January 2, 2001. From January 2000 to January 2001, Mr. Varraveto served as President and Chief Operating Officer of ememories.com, where he was responsible for securing new capital financing and human resource management, strategic corporate development and planning, financial controls and investor relations. From September 1999 to December 1999, he served as Chief Financial Officer of AIR4LESS.com, a leisure travel Web site, where he secured early round financing and several strategic alliances before the company merged with another travel concern. Prior to entering the online world, Mr. Varraveto served as Senior Vice President of Finance for PepsiCo's Frito Lay International Snack Foods Division from January 1994 to August 1999, where he oversaw the transformation of its overseas businesses into a single operating unit. He also spent nine years at PricewaterhouseCoopers working on corporate acquisitions, reorganizations, public offerings and debt offerings. Mr. Varraveto received a B.A. in business economics from the University of California at Santa Barbara.

         Christopher S. Lipp, General Counsel since May 2, 2001, Secretary since March 30, 2001 and Vice President, Business and Legal Affairs since January 11, 2000. Prior to joining eUniverse, Mr. Lipp was employed as an attorney in the Intellectual Property Group of Pillsbury Madison & Sutro LLP at Los Angeles, California from September 1997 to January 2000. He has been a member of the California State Bar since 1997. Mr. Lipp received his J.D. from the University of Southern California Law School in May 1997 and a B.A. in government and sociology from Georgetown University in 1994.

         The following table summarizes the option grants to the Named Executive Officers in the last fiscal year:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                                              PERCENT OF
                                                                 TOTAL                             POTENTIAL REALIZABLE VALUE
                                                                OPTIONS                              AT ASSUMED ANNUAL RATES
                                                   NUMBER OF   GRANTED TO                          OF STOCK PRICE APPRECIATION
                                                  SECURITIES    EMPLOYEES EXERCISE                      FOR OPTION TERM
                                                  UNDERLYING    IN FISCAL  PRICE   EXPIRATION      ---------------------------
NAME AND PRINCIPAL POSITION                     OPTIONS GRANTED   YEAR    $/SHARE      DATE             5%           10%
---------------------------                     ---------------   ----    -------      ----             --           ---
Brad D. Greenspan............................     1,440,000(1)    26.9%    $2.75     9/29/10         $617,000    $3,160,000
 Chairman of the Board of Directors
 and Chief Executive Officer
Brett C. Brewer..............................       750,000(1)    14.0%    $2.75     9/29/10         $322,000    $1,646,000
 Co-President, Chief Operating Officer
 and Director
Joseph L. Varraveto..........................       350,000(1)     6.5%    $2.25     3/30/11         $352,000    $1,027,000
 Executive Vice President
 and Chief Financial Officer

----------
(1) One third of the options vest and are exercisable one year from the date of grant. Thereafter, one twelfth of the options vest and are exercisable each three months until all optioned shares are vested.

               Aggregated Option Exercises in last Fiscal Year and
                    Fiscal Year-end Option Values/SAR Values

                                                                                                          Value of
                                                                    No. of Securities                    Unexercised
                                                                 Underlying Unexercised                 in-the-money
                                                                     Options/SAR's                      Options/SAR's
                         No. of Shares                             at Fiscal Year-end                 at Fiscal Year-end
                            Acquired          Value             --------------------------        ----------------------------
      Name                On Exercise        Realized           Exercisable  Unexercisable        Exercisable    Unexercisable
---------------------     -----------        --------           -----------  -------------        -----------    -------------
Brad D. Greenspan....          --               --                170,000      1,570,000               --              --
Brett C. Brewer......          --               --                275,000        550,000               --              --
Joseph L. Varraveto..          --               --                   --          350,000               --              --
Leland N. Silvas.....          --               --                428,335           --                 --              --
William R. Wagner....          --               --                115,208         27,292               --              --

                                PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in eUniverse's cumulative total shareholder return on eUniverse's common stock to the cumulative total return of the Nasdaq Composite Index and a peer group of Internet stocks for the period beginning April 14, 1999 to March 31, 2001. Peer group selected by Company consists of Amazon, AOL, CMGI, Doubleclick, ICG, Yahoo and 24/7 Media. The graph assumes that the value of the investment in the Company's common stock and the comparison index was $100 on April 14, 1999 and assumes the reinvestment of dividends. The Company has never declared a dividend on its common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

                               [PERFORMANCE GRAPH]

       Date          eUniverse   Peer Group    Nasdaq
-----------------------------------------------------
     30-Apr-99        100.00       100.00      100.00
      1-Jun-99         76.29       100.42       94.86
     30-Jun-99         80.41        94.86      105.63
     30-Jul-99         58.76       103.13      103.18
     31-Aug-99         50.52       116.28      107.73
     30-Sep-99         48.45       137.10      107.99
     29-Oct-99         42.27       168.06      116.66
     30-Nov-99         53.09       211.74      131.20
     30-Dec-99         32.99       262.99      160.03
     31-Jan-00         69.07       222.63      154.96
     29-Feb-00         73.20       205.56      184.70
     31-Mar-00         74.23       180.38      179.83
     28-Apr-00         63.92       138.61      151.82
     31-May-00         52.58       133.23      133.74
     30-Jun-00         44.85       110.42      155.97
     31-Jul-00         36.86       104.35      148.14
     31-Aug-00         41.24       116.00      165.42
     29-Sep-00         31.96        81.17      144.44
     31-Oct-00         28.87        73.18      132.51
     30-Nov-00         18.56        44.16      102.17
     29-Dec-00         13.40        36.32       97.16
     31-Jan-01         19.59        40.20      109.04
     28-Feb-01         21.13        31.38       84.62
     30-Mar-01         16.49        22.47       72.37

                          ITEM 3. APPROVAL OF AUDITORS

         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, to audit the consolidated financial statements for the fiscal year ending March 31, 2001. Merdinger, Fruchter, Rosen & Corso, P.C. has served as the Company's independent auditors since April 29, 1999. The Board of Directors, in its discretion, upon recommendation of the Audit Committee, may direct appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders. Representatives of Merdinger, Fruchter, Rosen & Corso, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Audit Fees

         The aggregate fees billed for professional services rendered by Merdinger, Fruchter, Rosen & Corso, P.C., for the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $125,000.

Financial Information Systems Design and Implementation Fees

         The aggregate fees billed for the professional services with respect to financial information systems design and implementation rendered by Merdinger, Fruchter, Rosen & Corso, P.C. for the most recent fiscal year were $0.

All Other Fees

         The aggregate fees billed for services rendered by Merdinger, Fruchter, Rosen & Corso, P.C., other than the services described above, for the most recent fiscal year were $0.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. IF THE STOCKHOLDERS DO NOT RATIFY THIS APPOINTMENT, OTHER CERTIFIED PUBLIC ACCOUNTANTS WILL BE APPOINTED BY THE BOARD UPON RECOMMENDATION OF THE AUDIT COMMITTEE.

Other Business

         Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote shares it represents. Stockholders who intend to present an item of business at the 2002 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the company's secretary no earlier than June 24, 2002 and no later than August 23, 2002.

Stockholder Proposals

         Stockholder proposals may be submitted for inclusion in eUniverse's 2002 proxy material after the 2002 Annual Meeting but must be received within a reasonable time before eUniverse begins to print and mail its proxy materials. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, eUniverse, Inc., 6300 Wilshire Boulevard, Suite 1700, Los Angeles, California 90048.

         Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of eUniverse and our stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Proxies and Voting at the Meeting

         The common stock, $.001 par value, and Series A 6% Convertible Preferred Stock, $.10 par value, are eUniverse's only classes of security entitled to vote at the Annual Meeting. Each common stockholder of record at the close of business on August 16, 2001 (the "Record Date"), is entitled to one vote for each share of common stock held. Each preferred stockholder of record at the close of business on the Record Date is entitled to 2.013 votes for each share of preferred stock held. On the Record Date, there were 19,294,696 common shares outstanding and entitled to be voted and 2,573,385 equivalent common shares held by preferred stockholders on an as-converted basis, for an aggregate of 21,868,081 votes.

         Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors, to approve the Sony Agreements, and to recommend that the Board consider adoption of a stockholder proposal. Under the law of Nevada, eUniverse's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered 'votes cast' based on current state law requirements and eUniverse's Certificate of Incorporation and By-laws.

         All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Nevada, eUniverse's state of incorporation. Votes are counted by employees of Corporate Stock Transfer, Inc., eUniverse's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of Corporate Stock Transfer, Inc.

         Shares cannot be voted unless a signed proxy card is returned, or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted by giving notice of revocation in writing to the Corporate Secretary, by duly executing and delivering to the Corporate Secretary a proxy bearing a later date or by voting in person at the Annual Meeting. If a stockholder who has executed and returned a proxy card is present at the meeting and wishes to vote in person, he or she may elect to do so; and any such vote in person will automatically revoke the power of the proxy holder to vote his or her proxy. If a stockholder of record wishes to give a proxy to someone other than the individuals named as Proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of such other person, sign, and give the proxy card to that person for use at the Annual Meeting.

         Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

         Solicitation of proxies is being made by eUniverse through the mail. The cost thereof will be borne by eUniverse. In addition, management has retained Corporate Stock Transfer, Inc. to assist in soliciting proxies for a fee of approximately $600, plus reasonable out-of-pocket expenses.

Incorporation By Reference

         eUniverse incorporates into this Proxy Statement its Annual Report on Form 10-K/A filed with the SEC on July 30, 2001, a copy of which is being delivered to our stockholders with this Proxy Statement.



                              Christopher S. Lipp
                              Secretary, Vice President and General Counsel

September 26, 2001

[PRICEWATERHOUSECOOPERS LOGO]
--------------------------------------------------------------------------------


                                         PricewaterhouseCoopers LLP
                                         1301 Avenue of the Americas
                                         New York NY 10019-6013
                                         Telephone (646) 471 4000
                                         Facsimile (646) 394 1301



                       Report of Independent Accountants

To the Shareholders of Indimi Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations and cash flows present fairly, in all material respects, the financial position of the InfoBeat Business (a division of Indimi Inc.) at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

July 13, 2001

                               InfoBeat Business
                          (A division of Indimi Inc.)
                                 Balance Sheets


                                                           December 31,
                                                   --------------------------------
                                                    2000                    1999
Assets

Accounts receivable, net                           $        -         $  262,163
Prepaid expenses and other assets                           -            886,533
Property and equipment, net (Note 6)                1,956,319            163,985
Capitalized internal use software                   3,354,234                  -
Intangible assets, net                              2,214,216          4,465,197
                                                   ----------         ----------
  Total assets                                     $7,524,769         $5,777,878
                                                   ==========         ==========

Liabilities and Net Investment of Parent

Accounts payable and accrued expenses              $5,172,275         $  461,849
Accrued salaries and compensation                     111,804             24,910
Deferred income (Note 7)                            1,587,365          3,123,365
                                                   ----------         ----------
Total liabilities                                   6,871,444          3,610,124
                                                   ==========         ==========
Net investment of Parent (Note 3):                    653,325          2,167,754
                                                   ----------         ----------
  Total liabilities and net investment of Parent   $7,524,769         $5,777,878
                                                   ==========         ==========



   The accompanying notes are an integral part of these financial statements.

                               InfoBeat Business
                          (A division of Indimi Inc.)
                            Statements of Operations

                                                                For the Year Ended
                                                                   December 31,
                                                           -----------------------------
                                                                2000             1999
Revenues:
        Net advertising revenues                           $ 2,671,287       $ 2,607,337
        Other revenues                                          29,205           214,593
                                                           -----------        ----------
                Total revenues                               2,700,492         2,821,930
                                                           ===========        ==========
Operating expenses:
        Cost of revenues                                     3,754,700         5,467,932
        Sales and marketing                                  9,019,526         1,264,107
        General and administrative                           6,085,433         3,611,752
        Investment impairment loss                             650,000                 -
                                                           -----------        ----------
                Total operating expenses                    19,509,659        10,343,791
                                                           ===========        ==========
Loss before income taxes                                   (16,809,167)       (7,521,861)

Income taxes benefit (provision) (Note 9)                            -                 -
                                                           -----------        ----------
                Net loss                                  $(16,809,167)      $(7,521,861)
                                                           ===========        ==========






   The accompanying notes are an integral part of these financial statements.

                               InfoBeat Business
                          (A division of Indimi Inc.)
                            Statements of Cash Flows



                                                                                   For the Year Ended
                                                                                      December 31,
                                                                                 -----------------------------
                                                                                    2000           1999
Cash flows from operating activities:
    Net loss                                                                      $(16,809,167)   $ (7,521,861)
    Adjustment to reconcile net loss to net cash used in operating activities
        Depreciation                                                                    22,297          12,388
        Amortization of intangibles                                                 2,250, 981       2,241,104
        Investment impairment loss                                                     650,000               -
        Amortization of deferred income                                             (1,536,000)       (128,000)
        Changes in operating assets and liabilities:
          Accounts receivable                                                          262,163        (262,163)
          Prepaid expenses                                                             886,533        (886,533)
          Accounts payable, accrued expenses and other                               4,710,426         513,214
          Accrued salaries and compensation                                             86,894          24,910
                                                                                  ------------    ------------
             Net cash used in operating activities                                  (9,475,873)     (6,006,941)
                                                                                  ============    ============
Cash flows from investing activities:
    Purchase of property and equipment                                              (1,814,631)       (176,373)
    Purchase of investment                                                            (650,000)              -
    Capitalized internal use software                                               (3,354,234)              -
                                                                                  ------------    ------------
             Net cash used in investing activities                                  (5,818,865)       (176,373)
                                                                                  ============    ============
Cash flows from financing activities:
    Capital contributions (Note 3)                                                  15,294,738       6,183,314
                                                                                  ------------    ------------
             Net cash provided by financing activities                              15,294,738       6,183,314
                                                                                  ============    ============
Net increase in cash for the period                                                          -               -
Cash at the beginning of the year                                                            -               -
                                                                                  ------------    ------------
             Cash at the end of the year                                          $          -    $          -
                                                                                  ============    ============


   The accompanying notes are an integral part of these financial statements.

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

1.    Structure and Business

      The InfoBeat Business (InfoBeat) is a division of Indimi Inc. (Indimi) which is a 80.74% owned subsidiary of 550 Digital Media Ventures Inc. (550 DMV or the Parent). The minority interest in Indimi Inc. is primarily owned by the former shareholders of AdTools, Inc. AdTools, Inc., a previously unrelated company, was acquired by Indimi in April 2000. 550 DMV is owned 55% by Sony Broadband Entertainment (SBE) and 45% by Sony Music Entertainment, Inc. (SMEI). Both of these companies are indirect wholly owned subsidiaries of Sony Corporation of America (SCA), which in turn is an indirect wholly-owned subsidiary of the ultimate parent, Sony Corporation (Sony).

      InfoBeat develops, maintains and delivers newsletters via e-mail. Revenues are primarily derived from sales of advertising space within newsletters.

2.    Basis of Presentation

      InfoBeat is not a legal entity. The assets and liabilities associated with InfoBeat are components of the Indimi legal entity. The accompanying financial statements have been prepared from the historical accounting records of Indimi. Certain expenses incurred by Indimi and other Sony affiliates directly on behalf of InfoBeat have been allocated to InfoBeat on various bases (See Note 8). The allocations, in the opinion of management, are reasonable. However, such allocated expenses are not necessarily indicative of InfoBeat's results had it been operated as a separate company. Additionally, it is not practicable for management to estimate the level of such expenses which might have been incurred had InfoBeat been operated on a stand-alone basis for the years ended December 31, 2000 and 1999.

3.    Net Investment of Parent and Liquidity

      Net operating losses funded by the Parent are invested in InfoBeat and have been reflected as Net Investment of Parent in the balance sheet. Contributions from the Parent consist of both noncash and cash amounts. Changes in the net investment of Parent (divisional equity) were as follows:

                                                        2000            1999
                                                   -----------       -----------
Net investment of Parent - January 1,              $ 2,167,754       $ 6,706,301
Net loss                                           (16,809,167)       (7,521,861)
Non-cash distribution to Parent                              -        (3,200,000)
Contributions from Parent                           15,294,738         6,183,314
                                                   -----------       -----------
Net investment of parent-December 31,              $   653,325       $ 2,167,754
                                                   ===========       ===========


      Management believes that its financing arrangement with its Parent will yield sufficient short-term liquidity to bridge InfoBeat's financing needs until such time as InfoBeat can secure other longer-term alternatives. The Parent has committed to provide certain financial resources to InfoBeat to enable InfoBeat to meet its obligations as and when they fall due and to carry on its business until such time as InfoBeat can secure other long-term alternatives.

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------


4.    Summary of Significant Accounting Policies

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition
      InfoBeat's revenues are derived principally from the sale of advertisements displayed in InfoBeat's e-mail newsletters. Advertising revenues are recognized when the newsletters that contain the advertisements are delivered. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB
      101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

      Fair Value of Financial Instruments
      InfoBeat's financial instruments consist primarily of accounts payable for which the current carrying amount approximates fair market value.

      Property and Equipment
      Property and equipment are stated at cost less accumulated depreciation and amortization. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation is calculated on a straight-line basis, over the estimated useful lives of the related assets ranging principally from 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the term of the related lease.

      Capitalized Internal Use Software
      InfoBeat has capitalized certain internal use software totaling $3,354,234 during the year ended December 31, 2000. For the year ended December 31, 2000, there was no amortization expense as the internal use software had not been placed in service. Exactis.com, Inc. (Exactis), a third party company, provides a majority of InfoBeat's engineering and e-mail publishing services, subject to the provision of a three-year agreement (see Note 7). The internal use software will, eventually, replace the out sourced e-mail publishing service.

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

      Intangible Assets
      Intangible assets represent the excess of the purchase price over the fair value of the tangible net assets acquired and include customer lists, distribution agreements and goodwill. The intangible assets are amortized on a straight-line basis over their estimated useful life of three years. Management assesses the recoverability of long-lived assets, including intangible assets, held and used whenever events or changes in circumstances indicate that future cash flows (undiscounted and without interest charges) expected to be generated by an asset's disposition or use may not be sufficient to support its carrying amount. If such undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the long-lived asset.

      Subscriber Acquisition Costs
      Subscriber acquisition costs are the costs incurred by InfoBeat in obtaining new subscribers to its e-mail newsletters. These costs are expensed as incurred and recorded within sales and marketing expense. For the years ended December 31, 2000 and 1999, subscriber acquisition costs were approximately $6,950,399 and $165,000, respectively.

      Income Taxes
      As a division of Indimi, InfoBeat does not file separate federal income tax returns but rather is included in the federal, state and local income tax returns filed by SCA and its subsidiaries. Currently, no tax sharing agreement exists between the Business and SCA. For purposes of the financial statements, InfoBeat's allocated share of SCA's income tax provision was based on the "separate return" method. Valuation allowances have been established for the deferred tax assets which would arise if InfoBeat was a separate legal entity. This is based upon management's best estimate that the deferred tax assets will, more likely than not (a likelihood of slightly more than 50%) not be realized.

      Comprehensive Income/(Loss)
      InfoBeat does not have any items that would be classified as other comprehensive income/(loss).

      Stock Option Plan
      Effective September 1, 2000, Indimi adopted a stock option plan authorizing the grant of up to 3,529,411 options. Under the terms of the plan, Directors and key employees of Indimi may be granted options to purchase Indimi's common stock at no less than 100% of the market price on the date that the option is granted. On a limited basis, options may also be issued to certain Directors of Indimi or employees of Sony Music. Options will generally vest ratably over three years and expire ten years from the date of grant unless otherwise specified in the award agreement. As of December 31, 2000, no options have been granted under this plan.

5.    Investments

      During 2000, InfoBeat invested in LetsPlay, Inc. common stock. Based on negative trends in LetsPlay's financial results, management determined that the LetsPlay investment was other than temporarily impaired as of December 31, 2000 and recorded a $650,000 impairment charge. Subsequent to December 31, 2000, LetsPlay's lender called in their senior secured notes and took possession of the assets of LetsPlay. As a result, the LetsPlay corporation is being dissolved.

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

6.    Property and Equipment

      Property and equipment at December 31, comprised:

                                                  2000             1999
                                               -----------     ----------
Computer equipment                             $1,798,744      $       -
Furniture and fixtures                             39,717         23,830
Leasehold improvements                            152,543        152,543
                                               ----------      ---------
                                                1,991,004        176,373
Less: accumulated depreciation                    (34,685)       (12,388)
                                               ----------      ---------
Property and equipment, net - December 31,     $1,956,319      $ 163,985
                                               ==========      =========


7.   24/7 Media, Inc. (formerly d/b/a Exactis.com) Transactions

     Effective December 30, 1998, SMEI purchased certain assets of the on-line publishing business, InfoBeat, Inc., from Exactis for $6,706,000 in cash, including related acquisition costs. The acquisition was accounted for as a purchase. Contemporaneous with the acquisition, SMEI and InfoBeat entered into a three-year service agreement with Exactis, a provider of permission-based out sourced e-mail marketing and communications solutions. According to the terms of the agreement, Exactis performs certain e-mail publishing services, including the production and delivery of e-mail newsletters as well as database management functions for InfoBeat. In connection with the services agreement, InfoBeat also received, for no additional consideration, warrants for the purchase of 400,000 shares of Exactis common stock, subject to meeting certain monthly revenue targets.

     On November 19, 1999, Exactis completed its initial public offering. At this time, Exactis modified the warrant agreement with InfoBeat in order to eliminate all monthly revenue targets and immediately vest all of the warrants. As of November 19, 1999, InfoBeat recorded $3,200,000 for intrinsic value of the warrants received in exchange for providing services under the InfoBeat agreement and began amortizing the deferred income over the remaining life of the agreement. Net service fee expense for the years ended December 31, 2000 and 1999 was $3,653,589 and $5,089,194, respectively.

     InfoBeat recorded a non-cash distribution of $3,200,000 to its Parent upon distribution of the warrants to the Parent.


8.   Related Party Transactions

     Indimi, the Parent and SMEI have provided 1nfoBeat with office space and certain administrative and support functions including, but not limited to, accounting, payroll processing, human resources, legal, data processing, telecommunications and managerial services. InfoBeat is charged for such services based upon either actual cost incurred by SMEI on behalf of InfoBeat or allocations applicable to the related charge (e.g., square footage, headcount, time allocations, etc.). For the years ended December 31, 2000 and 1999, such charges amounted to $870,000 and $558,000, respectively. Management believes the method of allocation is reasonable.

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements


      InfoBeat has no employees and has, historically, contracted for the services of its workforce with Indimi, the Parent and SMEI. The associated salary and bonus related costs incurred by these related parties are recharged to InfoBeat based upon actual amounts incurred. The costs of any fringe benefits provided to the workforce by its employer, including any related workforce taxes, are charged to InfoBeat based upon estimates of actual amounts incurred. For the years ended December 31, 2000 and 1999, total workforce charges approximated $1,268,000 and $437,000, respectively.

      InfoBeat ceased utilizing a third party sales agency effective November 1999. Effective December 1999, Sony Pictures Digital Entertainment (SPDE) operated as the primary sales agent for InfoBeat. Under the agency arrangement, SPDE pays InfoBeat at the time that the associated advertisement is run. InfoBeat retains, however, the credit risk on the insertion order until SPDE collects the associated cash from the applicable advertiser. As of December 31, 2000, management recorded $220,271 within accrued liabilities as its estimate of amounts that would be paid/returned to SPDE in relation to this exposure.

      In conjunction with the above, SPDE received twenty-two percent (22%) of gross advertising revenues plus reimbursement of certain ad sales costs through August 2000. Effective September 2000, the agreement was amended so that SPDE receives thirty percent (30%) of gross advertising revenues but is no longer reimbursed for certain ad sales costs. The agency commission component of these fees is recorded in net revenues. The ad sales cost reimbursement component of $856,820 and $301,550 for 2000 and 1999, respectively, is recorded in sales and marketing expense.

9.    Income Taxes

      The tax effects of the principal temporary differences and carryforwards that give rise to InfoBeat's net deferred tax asset are as follows:

                                                     2000               1999
                                               -------------         -----------
Accounts receivable allowances                 $     95,000          $   86,000
Intangible assets                                 1,547,000             771,000
Net operating loss carryforwards                 11,730,000           2,410,000
Deferred income                                    (694,000)            (33,000)
Capitalized software                             (2,216,000)                  -
                                               ------------          -----------
                                                 10,462,000            3,234,000
Valuation allowance                             (10,462,000)          (3,234,000)
                                               ------------          -----------
Net deferred tax asset (liability)             $          -          $         -
                                               ============          ===========



      As of December 31, 2000, InfoBeat has net operating loss (NOL) carryforwards of approximately $21,670,000 for federal and state tax purposes. These losses begin to expire in 2019. The ability to derive benefit from these carryforwards in the future is dependent on InfoBeat's ability to generate sufficient taxable income prior to the expiration date.

      InfoBeat provided for valuation allowances against its net deferred tax assets of $10,462,000 and $3,234,000 as of December 31, 2000 and 1999,
      respectively. Management does not believe that

InfoBeat Business
(A division of Indimi Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

      InfoBeat would be assured of being able to derive future benefit from these net deferred tax assets if InfoBeat were operating as a stand-alone entity.

10.   Subsequent Events

      On July 13, 2001, 550 DMV and eUniverse announced that 550 DMV will invest $5,000,000 in eUniverse and eUniverse will use $9,900,000 of its stock to acquire InfoBeat.

11.   Unaudited Subsequent Event

      In anticipation of the acquisition of Infobeat by eUniverse, eUniverse agreed to provide editorial services for the Infobeat newsletters beginning on July 30, 2001. As a result, the editorial services previously provided by Infobeat employees were no longer required, and accordingly, such staff's employment was terminated. Infobeat took a charge to earnings for severance and related costs of $186,000.

Quarterly Results of Operations/Supplementary Financial Information (Unaudited)

         The following table presents certain unaudited consolidated quarterly results of operations for the six quarters ended June 30, 2001. This information is unaudited but reflects all adjustments that are, in the opinion of the management, necessary for a fair presentation of consolidated results of the operations. These adjustments, consisting of normal recurring adjustments and accruals, were made on a basis consistent with the annual audited financial statements and generally accepted accounting principles. The consolidated quarterly data should be read in conjunction with audited financial statements and notes to such statements presented elsewhere in this report. The results of operations for any quarter are not necessarily indicative of the results for any future period.

Quarter Ended                                 Revenues         Gross Profit    Net Income/(Loss)
-------------                               -----------------------------------------------------
June 30, 2001...........................     $   91,580        $  (646,953)      $(3,252,103)
March 31, 2001..........................         82,028           (902,290)       (3,852,830)
December 31, 2000.......................        444,285           (801,081)       (7,749,673)
September 30, 2000......................        822,506            505,286        (4,194,510)
June 30, 2000...........................      1,030,472            694,616        (2,110,478)
March 31, 2000..........................        403,229         (1,453,029)       (2,754,506)

                                   Appendix I

                                 eUNIVERSE, INC.
                                      PROXY
                          ANNUAL STOCKHOLDERS' MEETING
                               OCTOBER 18, 2001

         The undersigned stockholder of eUniverse, Inc. ("eUniverse") does hereby constitute and appoint Brad D. Greenspan, Chairman of the Board of Directors, and Christopher S. Lipp, Secretary, Vice President and General Counsel, as his or her proxy, with full power of substitution, to attend the Annual Meeting of the Stockholders of eUniverse to be held at 10:00 a.m. on Thursday, October 18, 2001, at 6300 Wilshire Boulevard, Suite #1700, Los Angeles, California 90048, or any continuation or adjournment thereof, with full power to vote and act for the undersigned, in his or her name, and to vote all stock of eUniverse held by him or her, to the same extent and with the same effect as the undersigned, in the manner specified below. The undersigned hereby revokes any other proxy previously given by him or her.


1. APPROVAL OF THE SONY AGREEMENTS:

         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


2. ELECTION OF DIRECTORS: [ ] FOR all nominees listed below (except as specified to the contrary below).

                          [ ] AGAINST all nominees listed below.

   Brad D. Greenspan, Brett C. Brewer, Daniel L. Mosher, Ryan A. Brant and Thomas Gewecke.

   To withhold authority to vote for any individual nominee, write that nominee's name here:

   -----------------------------------------------.


3. RATIFICATION OF APPOINTMENT OF MERDINGER, FRUCHTER, CORDO & ROSEN, P.C.

         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


4. In their discretion on any other matter that may properly come before the meeting or any adjournment or adjournments hereof.

                           Date: _________________, 2001.


                           ----------------------------------

                           ----------------------------------

                           ----------------------------------


                           Please date and sign above exactly as name appears at the left, indicating, where appropriate, official capacity. If stock is held in joint tenancy, each joint owner must sign.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.